UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

DOLAN MEDIA COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 7, 2008

Dear Stockholder:

I am pleased to invite you to attend Dolan Media Company’s first annual meeting of stockholders as a public company, which we will hold on Monday, May 12, 2008, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, MN 55402. The meeting will begin promptly at 3:30 p.m., central daylight time.

Please read the accompanying Notice of Annual Meeting and Proxy Statement for more details about the annual meeting and matters that will be presented to stockholders for a vote.

Along with all of our management team, I will be available to respond to your questions and comments. We look forward to this opportunity to communicate directly with our stockholders and share information about our operations and activities and we hope that you are able to join us.

Your vote is very important to us. No matter how many shares you own, it is important that your interests are represented at our annual meeting. If you cannot attend the annual meeting in person, please vote as soon as possible. We offer three convenient ways for you to vote — on the Internet, by telephone, or by completing and mailing the enclosed proxy card to us. Instructions regarding these voting options are described in more detail in the proxy statement and on the enclosed proxy card.

We appreciate your continued support of Dolan Media Company and we look forward to meeting you at our annual meeting.

Very truly yours,

/s/  James P. Dolan
James P. Dolan
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dolan Media Company will hold its Annual Meeting of Stockholders as follows:

Time	3:30 p.m. (central daylight time)

Place	Minneapolis Club 729 Second Avenue South Minneapolis, MN 55402

Items of	1. To elect a Class I director;
Business/Proposals to be Voted on	2. To ratify the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2008; and

3. To act upon any other business as may properly come before the stockholders at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Record Date	If you were a stockholder of record at the close of business on March 17, 2008, you are entitled to vote at our Annual Meeting on the items of business identified above.

Proxy Voting	Your vote is important. If you are unable to attend our Annual Meeting, you may vote your shares by proxy over the Internet, by telephone or by completing, signing and returning the enclosed proxy card in the envelope provided. For specific instructions on how to vote your shares, please refer to “Voting Methods” in the proxy statement or the instructions on the proxy card. In order for your vote to be counted at the Annual Meeting, we must receive your vote by one of these deadlines: (1) 11:59 p.m., eastern daylight time on May 11, 2008, if you are voting on the Internet or by telephone, or (2) 3:30 p.m., central daylight time on May 12, 2008, if you are voting by mail. We encourage you to vote by proxy even if you plan to attend the meeting in person. If you attend the meeting in person, you can revoke your proxy and vote in person if you so desire.

Adjournments and Postponements	Our stockholders may consider any item of business described above at the Annual Meeting at the time and the date specified in this Notice of Annual Meeting or at any other time or date to which the Annual Meeting has been properly adjourned or postponed.

Annual Report	We have enclosed our annual report to stockholders for the year ended December 31, 2007, which contains our complete financial statements and other information about us, including our form 10-K. Our annual report is not part of our proxy soliciting materials.

By Order of the Board of Directors,

/s/  Vicki J. Duncomb
Vicki J. Duncomb, Corporate Secretary

We began mailing the proxy statement, proxy card
and other accompanying materials on or around April 7, 2008.

PROXY STATEMENT

Annual Meeting of Stockholders
May 12, 2008

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders and we are providing these proxy materials to you in connection with that solicitation. You are receiving these proxy materials because you owned shares of our common stock on March 17, 2008, and are entitled to vote at the Annual Meeting. If you are unable to attend the Annual Meeting in person, you may vote your shares by proxy. This proxy statement describes the proposals which we would like you to consider and vote on and provides additional information to you relating to these proposals so that you can make an informed decision.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

You will be asked to vote on two proposals at the Annual Meeting. Our Board recommends that you vote your shares for these proposals as indicated below:

Proposal	Board’s Voting Recommendation

1. The election of David Michael Winton as a Class I Director	FOR
2. The ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2008	FOR

The Board is not aware of any other matters to be presented to you for a vote at the Annual Meeting. If you grant a proxy on the Internet, by telephone or by signing and returning the proxy card by mail, James P. Dolan, our chairman, chief executive officer and president, and Scott J. Pollei, our executive vice president and chief financial officer, or either of them, may, as your proxies, vote your shares in their discretion for any additional matters that properly come before the stockholders at the Annual Meeting. Further, if Mr. Winton is unavailable to serve as director prior to the election at the Annual Meeting, Messrs. Dolan and Pollei, or either of them, will vote your proxy for another candidate nominated by our Board or, if determined by our Board, allow the vacancy to remain open or reduce the size of our Board.

Stockholders Entitled to Vote at Annual Meeting

If you owned shares of our common stock at the close of business on March 17, 2008, the record date, you may vote at the Annual Meeting. At that date, there were 25,085,410 shares of common stock outstanding. You have one vote for each share of common stock you held on that date. This includes shares for which you are the “stockholder of record” and those for which you are the “beneficial owner.”

You are the Stockholder of Record if your shares are registered directly in your name with our transfer agent, LaSalle Bank National Association. Because you are the stockholder of record, we have sent these proxy materials to you directly and you may grant your voting proxy directly to us or vote in person at the Annual Meeting.

You are a Beneficial Owner if your shares are held in a stock brokerage account or by another person, as nominee, on your behalf (sometimes referred to as being held in “street name”). Because you are a beneficial owner, your broker or nominee is forwarding these proxy materials directly to you and will provide you a voting instruction card to use. You must use this voting card or follow the instructions on the voting card regarding voting on the Internet or by telephone to direct your broker or nominee how you would like to vote your shares. You are invited to attend the Annual Meeting, but may not vote your shares in person at the meeting, unless you receive a proxy from your broker or nominee and are present at the meeting.

Voting Requirements

We need a majority of the votes that could be cast by stockholders entitled to vote, present in person at the Annual Meeting or represented by proxy, to constitute a quorum for the transaction of business at this meeting. We count abstentions as present and entitled to vote for purposes of determining a quorum.

The nominee for director will be elected by a plurality of the votes of the shares present and entitled to vote at the meeting, whether in person or by proxy. A plurality means the nominee receiving the largest number of votes cast at the meeting will be elected for the available director position. As a result, withholding your authority to vote for the nominee, abstentions and broker non-votes will not affect the outcome of the elections. It is possible that a plurality may not be a majority of the votes cast at the meeting in person or by proxies. Ratifying the appointment of McGladrey & Pullen, LLP and approving all other matters that are properly presented to the stockholders at the Annual Meeting require the affirmative “For” vote by a majority of the votes of the shares present and entitled to vote at the meeting, whether in person or by proxy.

A “broker non-vote” occurs when a broker or nominee holding shares on behalf of a beneficial owner votes one proposal, but does not vote on another proposal because he does not have discretionary authority to vote on that proposal and has not received voting instructions from the beneficial owner. We count broker non-votes as present for purposes of determining a quorum at the Annual Meeting, but do not consider broker non-votes as entitled to vote on that particular matter.

Counting Votes

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominee for the board of directors. You may either vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify our audit committee’s appointment of McGladrey & Pullen, LLP. If you “ABSTAIN” from voting on this proposal, your vote will be counted as a vote “AGAINST” this proposal. If you sign and return your proxy card, but do not include voting instructions, the proxies will vote your shares “FOR” the nominee for the board of directors, “FOR” the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm and, in their discretion, as to any other matter that may properly come before the stockholders at the Annual Meeting.

Representatives of our transfer agent, LaSalle Bank National Association, will tabulate the votes represented in person or by proxy at our Annual Meeting and act as the inspectors of the election.

How To Vote

Please refer to “Stockholders Eligible to Vote” to determine if you are the Stockholder of Record of your shares or if you are a Beneficial Owner of your shares.

Stockholders of Record may vote their shares in person at the Annual Meeting or by granting a proxy. If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the voting instructions on the proxy card provided with this proxy statement. If you vote on the Internet or by telephone, you do not need to return the proxy card to us. You may also vote by marking, signing and dating the proxy card and mailing it to us in the envelope provided. Please sign your name exactly as it appears on your proxy card.

Internet and telephone voting ends at 11:59 p.m., eastern daylight time, on May 11, 2008.

If you mail your proxy card, we must receive it no later than 3:30 p.m., central daylight time, May 12, 2008 for your vote to be counted at the Annual Meeting.

We encourage you to vote by proxy even if you plan to attend the Annual Meeting in person.

Please refer to “Changing your Vote” for more information about the effect of your proxy if you vote in person at the Annual Meeting.

Beneficial Owners may vote their shares by providing voting instructions to their broker or nominee before our Annual Meeting. If you are a beneficial owner, you may not vote your shares in person at our Annual Meeting unless you obtain and present at the Annual Meeting a proxy from your broker or nominee. You may attend the Annual Meeting.

If you received more than one proxy card, you hold shares registered in more than one name. This sometimes occurs when a stockholder holds shares in his/her own name and then also in a representative capacity, such as a trustee on behalf of a trust. Please complete all proxy cards that you have received to ensure that all of your shares are represented at the meeting.

Attending the Annual Meeting

The Annual Meeting begins promptly at 3:30 p.m., central daylight time. Please arrive no later than 3:00 p.m. to allow us to register your attendance and to ensure that we start the meeting on time. You should bring a valid driver’s license or other proof of photo identification. If you did not previously vote your proxy by mail, please also bring the enclosed proxy card with you to the Annual Meeting.

Changing Your Vote

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are a stockholder of record, you may change your vote by:

•	Sending a written statement, revoking your proxy, to our corporate secretary addressed as follows:

By Mail Dolan Media Company Attention: Corporate Secretary 706 Second Avenue South Suite 1200 Minneapolis, MN 55402	By electronic mail secretary@dolanmedia.com

We must receive your written statement, revoking your proxy, before 3:30 p.m., central daylight time, May 12, 2008 for it to be effective.

•	Voting on the Internet or by telephone at a later time;

•	Mailing a properly signed proxy card to us, having a later date; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee by the deadline your broker or nominee has set for changing voting instructions.

Delivery of Proxy Materials

If you are a beneficial owner, your broker or nominee may participate in the practice of “householding” proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder received his/her own proxy card or voting instruction card.

If your household received one set of proxy materials and you are a stockholder of record who would like your own copy of our proxy materials, you may request a duplicate set or single copy by contacting our transfer agent, LaSalle Bank National Association, at 1-800-953-2495, on the Internet at www.lasalleshareholderservices.com or in writing at LaSalle Bank, N.A., P.O. Box 3319, South Hackensack, NY 07606-1919. If you are a beneficial owner, please contact your broker or nominee directly for a duplicate set of our proxy materials or if you desire to reduce the number of copies of our proxy materials to your household.

We have also made an electronic copy of our proxy materials available for you to access in the Investor Relations section of our web site at www.dolanmedia.com.

Stockholders List

We will make available, upon request, a list of the names of all Stockholders of Record who are eligible to vote at our Annual Meeting. This list will be available ten days prior to the Annual Meeting during the hours of 8:30 a.m. to 5:00 p.m., central daylight time, at our principal executive offices. Our principal executive offices are located at 706 Second Avenue South, Suite 1200, Minneapolis, Minnesota 55402. You may review the list for any purpose relevant to the Annual Meeting by contacting our corporate secretary in writing, either by mail addressed to our principal executive offices, attention Corporate Secretary, or by email to secretary@dolanmedia.com. We will also make this list available at the Annual Meeting.

Proxy Solicitation Costs

We will pay the costs of preparing, assembling, printing, mailing and distributing these proxy materials, including reimbursing record holders of the expenses they incur in forwarding our proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies personally, by mail, telephone, fax or over the Internet. We do not pay our directors, officers or employees any extra compensation for soliciting proxies.

Transfer Agent

Our transfer agent is LaSalle Bank National Association. If you need to change your name or address, need information regarding the transfer of your shares, or for other questions regarding your shares, please contact LaSalle Bank directly, at 1-800-953-2495, on the Internet at www.lasalleshareholderservice.com, or in writing at LaSalle Bank, N.A., P.O. Box 3319, South Hackensack, NJ 07606-1919.

COMPANY GOVERNANCE

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines. These, along with our committee charters, provide a framework for the governance of our company. These guidelines provide, among other things, that:

•	Our board of directors consists of a majority of independent directors and that each of the board’s three standing committees consist of members who are independent. Currently, Mr. Dolan, our chairman, chief executive officer and president, is the only director who is not independent. Mr. Dolan does not serve on any of the board’s committees.

•	Our directors possess the highest personal and professional ethics and are committed to representing the long-term interests of our company’s stockholders, without favoring or advancing the interests of any particular stockholder or other constituency of the company.

•	No director serves on the boards of more than three other public companies, unless the board determines that this does not impair the director’s ability to serve effectively on our board.

•	The nominating and corporate governance committee oversees and manages an annual evaluation of the board and each of its committees.

The nominating and corporate governance committee is responsible for overseeing these guidelines and ensuring that we adhere to them. The committee periodically reviews and reassesses the adequacy of these guidelines and recommends proposed changes to the board for consideration.

Copies of our corporate governance guidelines and committee charters are available under Corporate Governance in the Investor Relations section of our web site at www.dolanmedia.com, or by written request to our corporate secretary. Please refer to “Communications with the Company and our Board” in this proxy statement for information about how to contact our corporate secretary.

Our Codes of Ethics and Business Conduct Policies

We have adopted a Code of Business Conduct and Ethics to ensure that all of our directors, officers and employees observe the highest standards of ethics in conducting our business. Our core values include respect for individuals, honesty, integrity and leadership by example. Among other things, our Code of Business Conduct:

•	Requires all directors, officers and employees to conduct our business affairs fairly, free of conflicts of interests and in an ethical and proper manner;

•	Prohibits conduct that may raise questions as to our honesty, integrity or reputation and activities that could cause embarrass to us or damage our reputation; and

•	Includes a process for reporting complaints and concerns about violations of this code of conduct or other similar policies, including our Code of Ethics for Senior Financial Officers and Principal Executive Officer, described below, to a compliance committee, consisting of our chief financial officer, our vice president of finance and our controller.

We have also adopted a Code of Ethics for our Senior Financial Officers and Principal Executive Officer. In addition to Mr. Dolan, our chief financial officer; our vice president of finance, who acts as our principal accounting officer; and our controller are subject to this policy. Among other things, this Code of Ethics requires our senior financial officers and principal executive officer to:

•	Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interests in personal and professional relationships;

•	Promptly disclose to us, through our audit committee, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and professional relationships;

•	Comply with generally accepted accounting standards and practices, rules, regulations and controls and ensure that accounting entries are promptly and accurately recorded and properly documented; and

•	Report to us, through our audit committee or nominating and corporate governance committee, any violations to the code of ethics or other company policies, compliance programs or laws, including significant deficiencies or material weaknesses in the design or operation of our internal controls over financial reporting; fraud; or material information that calls into question disclosures we have made in our periodic reports on file with the Securities and Exchange Commission

The nominating and corporate governance committee is responsible for overseeing and periodically evaluating our Code of Business Conduct and Code of Ethics for Senior Financial Officers and the Principal Executive Officer. The committee recommends proposed changes to these codes to the board for consideration. Both our Code of Business Conduct and our Code of Ethics for Senior Financial Officers and the Principal Executive Officer are available in the Corporate Governance section of our web site under the Investor Relations at www.dolanmedia.com, or by written request from our corporate secretary. Please refer to “Communications with the Company and our Board” in this proxy statement for information about how to contact our corporate secretary.

Related Party Transactions and Policies

Our board of directors recognizes that transactions or other arrangements between us and any of our directors or executive officers may present potential or actual conflicts of interest. Accordingly, as a general matter, it is our board’s preference to avoid such transactions and other arrangements. Nevertheless, our board recognizes that there are circumstances where such transactions or other arrangements may be in, or not inconsistent with, our best interests. We have adopted a formal written policy that requires any transaction, arrangement or relationship in which we will be a participant and in which the amount involved exceeds $120,000, and in which any related person (directors, executive officers, stockholders owning at least 5% of any class of our voting securities, their immediate family members and any entity in which any of the foregoing persons is employed or is a general partner or principal) had or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval.

In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our chief financial officer (or our chief executive officer, if the chief financial officer, an immediate family member of the chief financial officer, or an entity in which any of the foregoing persons is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by the chief financial officer or chief executive officer, such officer will report the material terms of the transaction to our audit committee at its next meeting. The policy provides for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee will consider the relevant facts and circumstances available to it, including, (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interest of our stockholders.

The following is a summary of transactions since January 1, 2007, (i) to which we have been a party in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements that are described in “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement, or (ii) that we otherwise believe should be disclosed. We entered the transactions described below before we adopted a written policy regarding related party transactions, or if after the adoption of this policy, in accordance with the terms of our related party transaction policy.

Redemption of Preferred Stock.

In connection with the consummation of our initial public offering on August 7, 2007, we converted all shares of our series C preferred stock into shares of common stock, series A preferred stock and series B preferred stock. At the same time, we redeemed all outstanding shares of series A preferred stock and series B preferred stock, including those shares issued upon conversion of the series C preferred stock, for an aggregate of $97.3 million. Several of our executive officers, their immediate family members and entities affiliated with executive officers or directors or who designated directors to our board prior to our initial public offering, owned approximately 90.1% of our series A preferred stock and 99.3% of our series C preferred stock. The following table describes the stock issued to and payments received by these persons in connection with conversion of our series C preferred stock and the redemption of our series A and series B preferred stock, including shares issued upon the conversion of series C preferred stock, on August 7, 2007.

				Payments Received
	Shares of Stock Issued upon			in Redemption of
	Conversion of Series C Preferred Stock			Series A and
	Common	Series A	Series B	Series B
Name	Stock	Preferred	Preferred	Preferred Stock(19)

James P. Dolan(1)	46,748	1,798	350	$1,490,939
Scott J. Pollei(2)	6,678	257	50	84,319
Mark W.C. Stodder(3)	1,736	67	13	21,893
Mark E. Baumbach(4)	668	26	5	8,382
John Bergstrom(5)	—	—	—	5,814
Michele Dolan(6)	675	—	—	3,413
Sylvia Dolan(7)	3,339	—	—	42,110
Ellen Fleming(8)	675	—	—	3,413
Steven Pollei(9)	20,035	—	—	252,958
ABRY Mezzanine Partners, L.P.(10)	3,339,171	128,421	25,000	42,672,137
BG Media Investors, L.P.(11)	—	—	—	7,359,483
Caisse de dépôt et placement du Québec(12)	868,184	33,390	6,500	22,476,274
Cherry Tree Ventures IV Limited Partnership(13)	—	—	—	4,453,709
Chicosa Partners, LLC(14)	—	—	—	1,157,760
DMIC, LLC(15)	671,841	25,838	5,030	10,799,308
David J. Winton Trust(16)	33,392	1,284	250	1,752,162
Media Power Limited Partnership(17)	53,427	2,055	400	1,866,594
Parsnip River Company, L.P.(18)	33,392	1,284	250	2,874,279

(1)	Mr. Dolan is our chairman, chief executive officer and president. Prior to our initial public offering, he owned 7,127 shares, or approximately 2%, of our outstanding series A preferred stock and 350 shares, or approximately 1%, of our outstanding series C preferred stock.

(2)	Mr. Pollei is our executive vice president and chief financial officer. Prior to our initial public offering, he owned, through his individual retirement account, 50 shares, or approximately 0.13%, of our outstanding series C preferred stock.

(3)	Mr. Stodder is our executive vice president, Business Information Division. Prior to our initial public offering, he owned 13 shares, or approximately 0.03%, of our outstanding series C preferred stock.

(4)	Mr. Baumbach is our vice president of technology. Prior to our initial public offering, he owned 5 shares, or approximately 0.01%, of our outstanding series C preferred stock.

(5)	Mr. Bergstrom is a director. Prior to our initial public offering, he owned 46 shares, or approximately 0.02%, of our outstanding series A preferred stock.

(6)	Ms. Dolan is Mr. Dolan’s sister. Prior to our initial public offering, she owned 27 shares, or approximately 0.07%, of our outstanding shares of series A preferred stock.

(7)	Ms. Dolan is Mr. Dolan’s spouse. Prior to our initial public offering, she owned 25 shares, or approximately 0.07% of our outstanding series C preferred stock.

(8)	Mrs. Fleming is Mr. Dolan’s sister. Prior to our initial public offering, she owned 27 shares, or approximately 0.07%, of our outstanding shares of series A preferred stock.

(9)	Mr. Pollei is Mr. Pollei’s brother. Prior to our initial public offering, he owned 150 shares, or approximately 0.39%, of our outstanding series C preferred stock

(10)	The shares and payments reported here also include shares issued to and payments made to ABRY Investment Partnership, L.P., an affiliate of ABRY Mezzanine Partners, L.P. Prior to our initial public offering, ABRY Mezzanine Partners, L.P. and ABRY Investment Partnership, L.P., or the ABRY funds, owned an aggregate of 25,000, or approximately 66%, of our outstanding series C preferred stock. Peni Garber, one of our directors, is an employee and officer of ABRY Partners, LLC, a service provider to, and a sponsor and affiliate of, the ABRY funds, and was designated as a member of our board by the ABRY funds.

(11)	Prior to our initial public offering, BG Media Investors, L.P. owned 58,227 shares, or approximately 20%, of our outstanding series A preferred stock. Edward Carroll, one of our directors, and Earl Macomber, who resigned as a director in March 2007, were designated as members of our board by BGMI. Mr. Carroll is a member of the general partner of BGMI and Mr. Macomber is an interest holder in the general partner of BGMI.

(12)	Prior to our initial public offering, Caisse de dépot et placement du Québec, or CDPQ, owned 91,117 shares, or approximately 32%, of our outstanding series A preferred stock and 6,500 shares, or approximately 17%, of our outstanding series C preferred stock. Jacques Massicotte and George Rossi, both of whom are our directors, and Pierre Bédard, who resigned as a director in March 2007, were designated as members of our board by CDPQ.

(13)	Prior to our initial public offering, Cherry Tree Ventures IV Limited Partnership, or Cherry Tree, owned 35,237 shares, or approximately 12%, of our outstanding series A preferred stock. Prior to its liquidation, Anton Christianson, one of our directors, was a managing partner of CTV Partners IV, the general partner of Cherry Tree, and was designated as a member of our board by Cherry Tree. John Bergstrom, one of our directors, is a former senior associate of Cherry Tree Investments.

(14)	Prior to our initial public offering, Chicosa Partners LLC, or Chicosa, owned 9,160 shares, or approximately 3%, of our outstanding series A preferred stock. Mr. Dolan is the managing member of, and owns a 74.32% membership interest in Chicosa. Mr. Dolan’s spouse, two sisters and Messrs. Pollei, Stodder, Baumbach and Bergstrom are also members of Chicosa that own membership interests of 0.83%, 0.41%, 0.55%, 5.56%, 1.24%, 0.56% and 2.07%, respectively.

(15)	Prior to the offering, DMIC LLC, or DMIC, owned 18,341 shares, or approximately 6%, of our outstanding series A preferred stock and 5,030 shares, or approximately 13%, of our outstanding series C preferred stock. Dean Bachmeier, who resigned as a director in March 2007, is a principal of Private Capital Management, Inc., an affiliate of DMIC, and was designated as a member of our board by DMIC.

(16)	Prior to the initial public offering, the David J. Winton Trust, or the Winton Trust, owned 10,528 shares, or approximately 4%, of our outstanding series A preferred stock and 250 shares, or approximately 1%, of our outstanding series C preferred stock. David Michael Winton, one of our directors, is the income beneficiary of the Winton trust and was designated as a member of our board by the Winton Trust.

(17)	Prior to the initial public offering, Media Power Limited Partnership, or Media Power, owned 9,432 shares, or approximately 3%, of our outstanding series A preferred stock and 400 shares, or approximately 1%, of our outstanding series C preferred stock. Mr. Dolan, Cherry Tree Core Growth Fund, L.L.L.P., an affiliate of Cherry Tree, Adam Smith Growth Partners, L.P. and several employees of Cherry Tree are limited partners of Media Power. Mr. Christianson is the chairman of Adam Smith Companies, LLC, which is a general partner of Media Power, as well as the general partner of Adam Smith Growth Partners, L.P., a limited partner of Media Power. Messrs. Dolan and Bergstrom and several other employees of Cherry Tree are also special limited partners of Media Power. Messrs. Dolan and Bergstrom, Cherry Tree Core Growth Fund, L.L.L.P., Adam Smith Growth Partners, L.P. and Adam Smith Companies LLC own membership interests in Media Power of 10%, 1.4%, 25.1%, 2.1% and 3.9%, respectively.

(18)	Prior to the initial public offering, Parsnip River Company, L.P., or Parsnip, owned 19,406 shares, or approximately 7%, of our outstanding series A preferred stock, 250 shares, or approximately 1%, of our outstanding series C preferred stock. David Michael Winton, one of our directors, is the managing general partner of Parsnip.

(19)	Reflects the reduction of the base dividend rate applicable to the series C preferred stock from 8% per annum to 6% per annum, which reduction was effective as of March 14, 2006. This reduction of the base dividend rate was approved by our stockholders in July 2007 and was recorded as a $2.8 million decrease in non-cash interest expense in the third quarter of 2007.

Expenses of Initial Public Offering

We made no payments for offering expenses directly or indirectly to (1) any of our directors, officers or their associates, (2) any person(s) owning 10% or more of any class of our equity securities or (3) any of our affiliates, except that we agreed to reimburse the selling stockholders, including selling stockholders affiliated with certain of our directors and/or owning 10% or more of our common stock, for the legal fees they incurred in connection with the offering.

David A. Trott

David Trott is the president of our majority owned subsidiary, American Processing Company, LLC. Mr. Trott owns a 68% interest in and, is the managing attorney of, Trott & Trott, P.C. At January 1, 2007, Trott & Trott owned 19.0% of the membership interests in APC. In connection with the acquisition of the mortgage default processing business of Feiwell & Hannoy in January 2007, APC issued 4.5% of its membership interests to Feiwell & Hannoy, diluting our ownership and that of Trott & Trott to 77.4% and 18.1%, respectively, of the aggregate membership interests in APC. On November 30, 2007, Dolan APC, LLC, our wholly owned subsidiary, acquired an additional 9.1% and 2.3% membership interest in APC from Trott & Trott and Feiwell & Hannoy, respectively. We paid Trott & Trot $12.5 million for its interest. As a result of this purchase, we owned 88.7% of the aggregate membership interests in APC and Trott & Trott and Feiwell & Hannoy owned 9.1% and 2.3% of the aggregate membership interests in APC, respectively, at of December 31, 2007. During 2007, APC made distributions to Trott & Trott in the aggregate amount of $2.3 million.

In February 2008, Trott & Trott assigned its interest in APC to APC Investments, LLC, which is owned by the same individuals who owned Trott & Trott at the time of this assignment. Mr. Trott owns a 68% interest in the membership interests of APC Investments, LLC. In connection with the purchase occurring on November 30, 2007, as described above, APC’s members amended and restated the terms of APC’s operating agreement. Under the terms of APC’s amended and restated operating agreement, Trott & Trott (now APC Investments) has the right, for a period of six months after August 7, 2009, to require APC to repurchase all or any portion of its membership interests at a purchase price based on 6.25 times APC’s trailing twelve month adjusted EBITDA, less the aggregate amount of any interest bearing indebtedness outstanding for APC as of the date the repurchase occurs. If APC Investments exercises this put option, the aggregate purchase price will be payable by APC in the form of a three-year unsecured note bearing interest at a rate equal to prime plus 2%.

Services Agreement.  During the year ended December 31, 2007, Trott & Trott was one of APC’s two customers (a third was added in February 2008). APC’s relationship with Trott & Trott is governed by a services agreement dated March 14, 2006. The services agreement provides for the exclusive referral of files from Trott & Trott to APC for servicing, unless Trott & Trott is otherwise directed by its clients. The services agreement is for an initial term of fifteen years, with the term to be automatically extended for up to two successive ten-year periods unless either party provides written notice of its intention not to extend the initial or extended term then in effect. During 2007, APC was paid a fixed fee for each file referred by its customers to APC for servicing, with the amount of such fixed fee being based upon the type of file (e.g., foreclosure, bankruptcy, eviction or litigation). For the year ended December 31, 2007, APC was paid approximately $39.2 million, in fees for mortgage default processing services by Trott & Trott. The success of our mortgage default processing services business is tied to the number of files that Trott & Trott and APC’s other customers receive from their mortgage lending and mortage loan servicing clients. We therefore rely upon Mr. Trott, who through Trott & Trott has developed and maintains relationships with a substantial number of Trott & Trott’s clients, to attract additional business from its current and/or new clients.

Detroit Legal News Publishing.  We own 35.0% of the membership interests in Detroit Legal News Publishing, LLC, or DLNP, the publisher of Detroit Legal News, which we acquired in 2005 for $16.8 million, of which approximately $4.6 million was paid to Legal Press, LLC. Mr. Trott and his family members indirectly own 80.0% of Legal Press, LLC, which is the holder of 10.0% of the membership interests in DLNP. In March 2006, we paid approximately $600,000 in the aggregate to the sellers, including Legal Press, as an additional earn-out payment. During 2007, we paid an additional $600,000 as an additional earn-out payment, of which $171,000, plus interest of $6,086, was paid to Legal Press.

In November 2005, DLNP entered into an agreement with Trott & Trott pursuant to which Trott & Trott agreed to forward to DLNP for publication all legal notices that Trott & Trott is required to publish on behalf of its mortgage default clients. As a result, Detroit Legal News publishes, or through its statewide network causes to be published, all public notices required to be filed in connection with files serviced by APC for Trott & Trott that involve foreclosures in Michigan. DLNP also agreed that it would provide certain other services for Trott & Trott, including attending foreclosure sales, bidding on real property and recording of sheriff’s deeds in connection with foreclosure sales. In exchange for the services provided by DLNP under the agreement, Trott & Trott pays DLNP according to fees agreed to by the parties from time to time. These fees, however, are not permitted to exceed the customary fee that DLNP charges its other customers. In 2007, Trott & Trott paid DLNP approximately $20.8 million to post foreclosure notices in Detroit Legal News and for other related services. The agreement terminates on December 31, 2015 (unless at such date, Legal Press, LLC remains a member of DLNP, in which case the agreement would terminate at such date when Legal Press, LLC, or its successor, is no longer a member of DLNP), but Trott & Trott may terminate the agreement at any time upon the failure by DLNP to cure a material breach of its obligations under the agreement. DLNP maintains a small number of its clerical employees at the offices of Trott & Trott to facilitate the provision of services for Trott & Trott.

In November 2005, DLNP entered into a consulting agreement with Mr. Trott, whereby Mr. Trott agreed to provide consulting services related to the business of DLNP for a term lasting until December 31, 2015. The agreement may be terminated by either party prior to December 31, 2015, in the event of a material breach by either party or in the event the number of foreclosure notices submitted to DLNP by Trott & Trott is less than 1,000 in any calendar year during the term of the agreement. Under the consulting agreement, DLNP agreed to obtain an insurance policy on the life of Mr. Trott in the amount of $15.0 million for a term of 15 years. In exchange for the consulting services provided to DLNP, Mr. Trott is entitled to receive a consulting fee equal to the lesser of (1) $500,000 and (2) the amount equal to 7% of DLNP’s net income less the amount paid by DLNP for the life insurance policy. For 2007, Mr. Trott was paid $483,974 by DLNP in fees for his consulting services. In addition to the fees Mr. Trott receives under the consulting agreement, DLNP also pays Mr. Trott an annual salary of $20,000.

Net Director.  Mr. Trott owns approximately 11.1% of the membership interests in Net Director, LLC, which provides an information clearing house service used by APC. APC paid Net Director approximately $38,640 for these services in 2007.

American Servicing Corporation.  Mr. Trott owns 50% of American Servicing Corporation, or ASC, a provider of property tax searches and courier services to APC. APC paid ASC approximately $345,048 for these services in 2007.

Loan Agreements.  In November 2006, APC and Trott & Trott entered into an asset purchase agreement with Robert A. Tremain & Associates, a Michigan law firm, and Mr. Robert Tremain pursuant to which Trott & Trott acquired the law-related assets of Robert A. Tremain & Associates and APC acquired the mortgage default processing service assets of Robert A. Tremain & Associates. At the same time, Dolan Finance Company, our wholly-owned subsidiary, entered into a loan agreement with APC pursuant to which Dolan Finance loaned an aggregate principal amount of $3.3 million to APC for use in connection with APC’s acquisition of the mortgage default processing assets of Robert A. Tremain & Associates. The loan bears interest at the prime rate plus 2% and is due on November 10, 2010. Interest and principal are payable in equal monthly installments over the term of the loan.

In January 2007, APC entered into an asset purchase agreement with Feiwell & Hannoy, Douglas Hannoy, and Michael J. Feiwell pursuant to which APC acquired the mortgage default processing service assets of Feiwell & Hannoy. At the same time, Dolan Finance agreed to lend an aggregate principal amount of $16.5 million to APC in three separate term loans: the first term loan was made on January 9, 2007, in the principal amount of $13 million to fund the cash portion of the purchase price of the mortgage default processing assets of Feiwell & Hannoy; the second term loan was made on January 9, 2008, in the principal amount of $1.75 million to pay for a portion of the $3.5 million principal amount seller note payable by APC to Feiwell & Hannoy; and the third term loan will be made on January 9, 2009, in the principal amount of $1.75 million to pay the outstanding principal balance of the seller note payable by APC to Feiwell & Hannoy. In each case, principal and interest are due from APC four years from the date of borrowing and interest accrues on the principal balance of each term loan at the prime rate plus 2%. For each term loan, interest and principal are payable in equal monthly installments over the applicable term. In connection with Dolan Finance’s loan to APC, we have agreed to pay Trott & Trott a fee equal to 1/2% of the outstanding balance times Trott & Trott’s ownership percentage of APC so long as the loan is outstanding. During 2007, Dolan Finance has made aggregate payments of approximately $10,064 to Trott & Trott pursuant to this agreement.

Lease of Office Space.  On April 1, 2007, APC and our Michigan Lawyers Weekly publishing unit began subleasing approximately 30,000 square feet in suburban Detroit, Michigan from Trott & Trott, P.C., at a rate of $10.50 per square foot, triple net, which sublease expires on March 31, 2012. Trott & Trott leases this space from NW13, LLC, a limited liability company in which Mr. Trott owns 75% of the membership interests.

Employment of Mr. Dolan’s Spouse

Mr. Dolan’s spouse administers Dolan Media Newswires, our Internet-based, subscription newswire, and is our employee. In 2007, we paid $75,315 to Mr. Dolan’s spouse as compensation for her services. In connection with our initial public offering, we issued to Mr. Dolan’s spouse under our incentive compensation plan, stock options with an exercise price equal to $14.50 that are exercisable for 1,228 shares of common stock, as well as 408 shares of restricted stock. The options vest in four equal annual installments commencing on the August 1, 2008, and terminate in seven years. The restricted stock vests in four equal annual installments commencing on August 1, 2008.

Termination of Company Redemption Right

Prior to our initial public offering, Messrs. Baumbach and Stodder held 36,000 and 99,000 shares of our common stock, respectively, which was subject to our right to redeem the shares upon the termination of their respective employment. This redemption right terminated upon our initial public offering.

Board Committees and Committee Membership

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate the management of Dolan Media Company. Each of our committees operates under written charters. Copies of our committee charters are available under Corporate Governance in the Investor Relations section of our web site at www.dolanmedia.com, or by written request to our corporate secretary. Please refer to “Communications with the Company and our Board” in this proxy statement for information about how to contact our corporate secretary.

During 2007, our board of directors held ten meetings. During 2007, each director attended at least 75% of the board and meetings of committees on which he or she served, except Mr. Brakel and Mr. Winton. Mr. Brakel attended 60% of the board meetings and 100% of the nominating and corporate governance committee’s meetings. Mr. Winton attended 50% of the board meetings and 2 of the 3 nominating and corporate governance committee meetings, which occurred while he was a member of that committee.

Our practice is that all directors attend our annual meeting, unless a director is unable to attend due to illness or another emergency. This is our first annual meeting as a public company. We expect that all of our directors will attend our 2008 Annual Meeting.

Both Messrs. Christianson and Rossi serve on the boards of more than three public companies, including us. The Board has determined that their service as directors on these other boards does not impair each of their ability to serve us effectively.

The following table describes the composition of each of the board’s standing committees during the year ended December 31, 2007. In accordance with our corporate governance guidelines and the requirements of the New York Stock Exchange, each of our committees consists solely of independent directors.

Nominating and
Name	Audit		Compensation		Corporate Governance

John C. Bergstrom			X	*	X	(1)
Cornelis Brakel					X	*(2)
Edward Carroll			X
Anton J. Christianson	X				X	*(2)(3)
Peni Garber			X
Earl Macomber					X	(1)
Jacques Massicotte	X
George Rossi	X	*
David Michael Winton					X	(3)

X = member; * = chair

(1)	Mr. Macomber served on the nominating and corporate governance committee from January 1, 2007, until his resignation from our board on March 23, 2007. Mr. Bergstrom was appointed to replace him as a member of the nominating and corporate governance committee and served on this committee through the remainder of 2007.

(2)	Mr. Brakel served as the chair of our nominating and corporate governance committee until his resignation as chair on October 31, 2007. Mr. Brakel has continued to serve as a member of the board and of the nominating and corporate governance committee. After receiving Mr. Brakel’s resignation as chair, the committee appointed Mr. Christianson to serve as its chair beginning November 1, 2007.

(3)	Mr. Winton served on the nominating and corporate governance committee until June 18, 2007, when he resigned from the committee. Mr. Christianson was appointed to replace him as a member of the nominating and corporate governance committee and served on this committee through the remainder of 2007.

Audit Committee

In 2007, the audit committee met seven times and each member of the committee attended every meeting. For information about our audit committee’s roles and responsibilities, you should refer to “Audit Committee Matters — Audit Committee” later in these proxy materials.

The Board of Directors has determined that each member of the audit committee is “independent” under the New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and our corporate governance guidelines. The Board has also determined that, as required by the committee’s charter, each member is financially literate and no member, except Mr. Rossi, serves on the audit committees of more than three public companies. In addition to our audit committee, Mr. Rossi serves on the audit committees of three other public companies. Our board has determined that Mr. Rossi’s service to these other public companies does not impair his ability to serve effectively as a member of our audit committee because he is retired from full time employment and has the time to serve on the audit committees of these four companies, including us. Our board has approved his service on more than three audit committees, including us.

Compensation Committee

In 2007, the compensation committee met ten times and each member of the committee attended every meeting. The committee reviews our compensation practices and policies and approves the compensation plans of our executive officers. In particular, the compensation committee is responsible for:

•	Reviewing and approving corporate goals and objectives for Mr. Dolan and our other executive officers;

•	Evaluating Mr. Dolan’s and our other executive officers’ performance in relation to those goals and objectives and determining and approving Mr. Dolan’s and our other executive officers’ compensation based on that evaluation;

•	Administers and determines all awards granted under our equity-based and other incentive compensation plans, except for grants to non-employee directors under these plans;

•	Reviews, and recommends for our board’s approval, directors fees, committee fees, equity-based compensation and other amounts we pay to our non-employee directors for their service as a director;

•	Oversees our policies to preserve tax deductibility of our executive compensation programs; and

•	Reviews and discusses with our senior managers the Compensation Discussion and Analysis required by the SEC’s disclosure rules for executive compensation and furnishes a report to be included in our proxy statement.

In addition, the committee reviews all employment, severance and change-in-control agreements for our chief executive officer and other executive officers, approves those for the chief executive officer and either approves, or recommends for approval by the board, those agreements for other executive officers. The committee also periodically reviews our equity-based and other incentive compensation plans and makes recommendations to our board regarding those plans. In determining the compensation of our other executive officers and grant awards under our incentive compensation plans, the committee considers the recommendations of Mr. Dolan, our chairman, chief executive officer and president. The committee believes that Mr. Dolan is in the best position to regularly evaluate the performance of the other executive officers and our other employees.

From time to time, the compensation committee engages third party consultants to assist it in making decisions about executive compensation, our equity-based and other incentive compensation plans and other compensation related matters. In 2006, it engaged Hewitt Associates, a human resources consulting firm, to conduct an analysis of the executive compensation of certain peer companies. Our compensation committee engaged Hewitt & Associates in 2007 to assist the committee in designing executive compensation plans, including the equity compensation awards we granted in connection with our initial public offering. The committee expects to continue this practice from time to time to ensure that its executive compensation is consistent with that of similar companies.

You should refer to our “Compensation Discussion and Analysis” later in this proxy statement for more information about our compensation committee’s use of Hewitt & Associates in 2006 and 2007 and for additional information on the committee’s processes and practices relating to the compensation of our board and executive officers.

Our board of directors has determined that each member of the compensation committee is “independent” under the New York Stock Exchange listing standards and our corporate governance guidelines. The board also has determined that each member qualifies as a “non-employee director” under Rule 16(b)(3) of the Securities Exchange Act of 1934 and that each member qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

In 2007, our nominating and corporate governance committee met four times and each member of the committee attended every meeting that occurred while he was a member except Mr. Winton (67%). Our nominating and corporate governance committee:

•	oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors;

•	advises our board of directors with respect to board composition, procedures and committees;

•	recommends directors to serve on each committee;

•	oversees the evaluation of our board of directors and our management; and

•	develops, reviews and recommends corporate governance guidelines, codes of ethics and other similar company policies.

Our board of directors has determined that each member of our nominating and corporate governance committee is “independent” under the New York Stock Exchange listing standards and the company’s corporate governance guidelines.

Executive Sessions of Non-Management Directors and Lead Independent Director

Our board of directors meets regularly in executive session, without Mr. Dolan, our chairman, chief executive officer and president, and other members of our senior management team. The non-management independent directors have designated Mr. Christianson, the chair of our nominating and corporate governance committee, to serve as its lead independent director for an indefinite term. Mr. Christianson sets the agenda for and presides over all executive sessions of the non-management directors of our board.

Director Independence

We have a policy that our board consists of a majority of outside directors who are independent and that our audit, compensation and nominating and corporate governance committees consist solely of independent directors. A director is “independent” if our board, as a whole, affirmatively determines that the director has no material relationship with us (or our consolidated subsidiaries) either directly or as a partner, shareholder or officer of an organization that has a relationship with us (or our consolidated subsidiaries). In determining whether a relationship is material and thus whether a director is independent, our board uses the “independence” tests set forth in Section 303A.02 of the New York Stock Exchange’s Listing Company Manual. In addition, our board also has adopted specific independence guidelines that conform to, or augment, the independence tests prescribed by the New York Stock Exchange. Under these guidelines, a director will not be independent if, within the last three years:

•	Employment Relationship: A director is, or has been an employee of Dolan Media Company, excluding employment as an interim chairman of the board or chief executive officer, or whose immediate family member, is or has been an executive officer of Dolan Media Company.

•	Compensation: A director who received, or whose immediate family member received, more than $100,000 per year in direct compensation from us or any of our consolidated subsidiaries other than (1) director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent on continued service), (2) compensation received by a director for service as an interim chairman of the board or chief executive officer; and (3) compensation received by an immediate family member of the director for service as a non-executive employee.

•	Relationships with Auditors: A director is or has been affiliated with or employed by, or a member of a director’s immediate family is or has been affiliated with or employed in a professional capacity by, our (or our consolidated subsidiaries’) present or former internal or external auditor.

•	Compensation Committee Relationships: A director, or a member of the director’s immediate family, is or has been employed as an executive officer of another company where one of our (or of our consolidated subsidiaries’) executive officers serves on that company’s compensation committee.

•	Business Relationships: A director is or has been a director, an executive officer or an employee, or a member of a director’s immediate family is or has been a director or executive officer, of a company (including customers or suppliers) that has made payments to, or has received payments from, us (or any of our consolidated subsidiaries) for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of our or the director’s company’s consolidated gross revenues.

•	Charitable Relationships: A director, or a member of a director’s immediate family, is or has been a director or an executive officer of a charitable organization that receives payments from us (or any of its consolidated subsidiaries) in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of our or the director’s charitable organization’s consolidated gross revenues.

•	Debt Arrangements: A director, or a member of a director’s immediate family, is or has been indebted to us (or any of our consolidated subsidiaries) in an amount that at any time exceeds $100,000 or such indebtedness is not on arm’s-length terms.

•	Advisor Relationships: A director, or a member of a director’s immediate family, is a principal of a law firm, an investment banking firm, a financial advisory firm or a consulting firm that performs services for us (or any of our consolidated subsidiaries), and payments made by us (or any of our consolidated subsidiaries) to the firm in any single year exceed the greater of $1 million and 1% of our or the firm’s consolidated gross revenues.

These independence guidelines are part of our corporate governance guidelines, which are available under Corporate Governance in the Investor Relations section of our web site at www.dolanmedia.com. For purposes of the New York Stock Exchange’s independence tests and our independence guidelines, an immediate family member is a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the person’s home. In addition to applying the NYSE independence tests and our independence guidelines, the board considers all other relevant facts and circumstances, and considers the issue from the standpoint of both the director and person or organization affiliated with the director.

Members of our audit committee will not be considered independent if the member directly or indirectly accepts any consulting, advisory or other compensation fee from us (or any of our consolidated subsidiaries), other than compensation as a director or a member of our board’s committees, or is an affiliated person of us (or any of our consolidated subsidiaries). A director is an affiliated person is the director directly or indirectly controls, is controlled by, or is under common control with us (or any of our consolidated subsidiaries), including an executive officer, employee, general partner or managing member of the affiliated person. A director will not be deemed to be in control of us (or one of our consolidated subsidiaries) if the director does not beneficially own more than 10% of our common stock and is not an executive officer of us or our consolidated subsidiary.

In accordance with these guidelines, the board undertook its annual review of director independence prior to the consummation of our initial public offering. During this review, the board considered transactions and relationships between each director or any member of his or her immediate family and us and our consolidated subsidiaries. The board also considered whether there were any transactions or relationships between directors or any member of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). In addition to those relationships and transactions described earlier in this proxy statement under “Related Party Transactions and Policies,” the board also reviewed the following relationships and transactions between our directors, their immediate family members or affiliated entities and us or our consolidated subsidiaries in accordance with the New York Stock Exchange’s independence tests and our corporate governance guidelines:

•	Employment Relationships: As described in “Related Party Transactions and Policies,” Mr. Dolan’s spouse is our employee and Mr. Dolan is employed with us as our chairman, chief executive officer and president.

•	Compensation: Messrs. Bergstrom, Christianson, Dolan, Winton and Ms. Garber are affiliated with entities that received a financing fee, equal to 1% of the aggregate purchase price of the shares of series C preferred stock issued to each entity pursuant to the Series C Preferred Stock Purchase Agreement dated September 1, 2004. We paid to ABRY Mezzanine Partners, L.P. and ABRY Investment Partners, L.P., or the ABRY funds, a financing fee of $250,000. Ms Garber is an employee and officer of ABRY Partners, a service provider to, and a sponsor and affiliate of, the ABRY funds. Dolan paid to Media Power Limited Partnership a financing fee of $4,000. Mr. Bergstrom is a special limited partner and holds 1.4% ownership interest in Media Power. Mr. Christianson is the managing partner of Media Power, the chairman and managing member of the general partner of Media Power. Mr. Dolan is a limited partner and special limited partner in Media Power and owns a 10% interest in it. We paid to the David J. Winton Trust and Parsnip River Company, L.P. financing fees of $2,500 and $2,500, respectively. Mr. Winton is the income beneficiary of the David J. Winton Trust and the managing general partner of Parsnip River Company. All of these payments were made on competitive terms in connection with the sale and issuance of our series C preferred stock.

The Board also considered relationships and transactions consistent with the New York Stock Exchange’s independence tests and our independence guidelines and determined that no such relationships existed or they were immaterial because they did not approach the thresholds set forth in either the New York Stock Exchange’s independence tests or our independence guidelines.

In addition to the foregoing, several of our directors were designated to our board pursuant to the rights of stockholders under an amended and restated stockholders agreement dated September 1, 2004. These directors were Messrs. Carroll, Christianson, Dolan, Massicotte, Rossi and Winton and Ms. Garber. The rights of the stockholders who designated these directors terminated upon the consummation of our initial public offering. Prior to our initial public offering, all of our directors, except Ms. Garber and Messrs. Massicotte and Rossi, owned shares of our common or preferred stock, either directly or indirectly through their control of an entity.

As a result of this review, our board has affirmatively determined that each of our non-employee directors are independent. The board has also determined that no members of the audit committee received any compensation from the company other than directors’ fees for the last three years. Mr. Dolan is considered an inside director because of his employment as our chairman, president and chief executive officer.

Director Nominations

Our nominating and corporate governance committee is responsible for conducting searches and identifying, reviewing and evaluating candidates for election to our board. In addition to identifying their own candidates, the committee also considers candidates suggested by stockholders. If you are interested in recommending a person to the nominating and corporate governance committee to serve as a director of our company, you must notify the corporate secretary in writing no later than December 8, 2008. Your recommendation should include biographical information about your proposed candidate as well as the supporting information required by our bylaws and our corporate governance guidelines.

The nominating and corporate governance committee will review and evaluate your proposed candidate, along with any potential candidates the committee has identified through its candidate searches. Provided that you have timely submitted your candidate in accordance with our bylaws, the committee will give appropriate consideration to your candidate as it does to other candidates. If an incumbent director has consented to re-nomination and that director continues to be qualified, has satisfactorily performed his duties and no reason otherwise exists as to why this director should not stand for re-election, the committee’s policy is to propose the incumbent director to our board for re-election. After evaluating all the candidates, the committee will recommend candidates to our board to be included as our board’s nominees for our next annual meeting. The committee makes its recommendations based upon the director criteria described in our corporate governance guidelines. Our guidelines require that our directors possess the highest personal and professional ethics; have sufficient time to carry out their duties and responsibilities effectively; and be committed to serving on our board for an extended period of time. In addition, the nominating and corporate governance committee considers the candidate’s experience, business skills, judgment and the existence of conflicts of interest between the candidate and us.

Our bylaws are available on the SEC’s web site (www.sec.gov) as Exhibit 3.2 to our Registration Statement on Form S-1/A filed with the SEC on July 11, 2007. Our corporate governance guidelines are available in Corporate Governance section of our web site under Investor Relations at www.dolanmedia.com. You may also request copies of the bylaws and corporate governance guidelines by sending a written request to our corporate secretary. Please refer to “Communications with the Company and our Board” for information about how to request information from our corporate secretary and the address for sending your candidates for consideration by our nominating and corporate governance committee.

Alternatively, if you intend to attend the annual meeting in person and would like to nominate a candidate for election by the stockholders at that meeting (in cases, where our board does not intend to nominate your candidate or you have not requested that the nominating and corporate governance committee consider your candidate for inclusion in our board’s slate of nominees), you must comply with the procedures set forth in our bylaws and corporate governance guidelines regarding submission of stockholder proposals. See “Requirements for Submission of Stockholder Proposals” below for information about these procedures.

Requirements for Submission of Stockholder Proposals

If you intend to bring business appropriate for stockholder action at our next annual meeting and intend to have your stockholder proposal considered for inclusion in our proxy materials, our corporate secretary must receive your stockholder proposal no later than 5:00 p.m., central daylight time, December 8, 2008. You should send your proposals by registered, certified or express mail, courier, electronic mail or other means that allow you to determine when we received the notice and/or proposal, addressed to the corporate secretary at the address set forth in “Communications with the Company and our Board” below. Your proposal must contain the information required by our bylaws, and if you are nominating a person as a director (but not for consideration as a candidate by our nominating and corporate governance committee), it must also include the information required by our corporate governance guidelines. In addition, you must comply with Rule 14a-8 of the Securities Exchange Act and other applicable SEC rules regarding the inclusion of your proposal in company-sponsored proxy materials.

If you intend to present a proposal at the next annual meeting, but do not intend to have it included in our proxy materials, you must still comply with the advance notice and other requirements set forth in of our bylaws. The bylaws require, among other things, that you give written notice of proposals to our corporate secretary no later than February 11, 2009. The written notice must contain the information required by our bylaws and, if you are nominating a person to be considered as a director, the written notice must also include the supporting information required by our corporate governance guidelines.

If our corporate secretary receives your proposal after the deadlines set forth above, your proposal will not be included in our proxy materials and will not be acted upon at our next annual meeting.

Communications with the Company and our Board

If you would like to communicate with a member of the board of directors, you may send a letter or an email to our board of directors addressed as follows:

By mail or courier:	Dolan Media Company Board of Directors Attn: Corporate Secretary 706 Second Avenue South Suite 1200 Minneapolis, MN 55402

By email:	secretary@dolanmedia.com Subject Line: Communication for Board of Directors

Please include the following information in your communication to our board: (1) your address, telephone number and email address (if you have one); (2) if you are a stockholder, a statement of the type and amount of securities you own; (3) if you are not a stockholder, the nature of your interest in us; and (4) any special interest you may have in the subject matter of your communication to our board.

Our corporate secretary reviews all correspondence to our board and regularly forwards to our board a summary of correspondence or copies of correspondence that relates to the functions of our board or its committees. These matters include, but are not limited to, communications regarding governance matters or potential accounting, control or auditing concerns. Our corporate secretary will not forward other communications to our board; however, our corporate secretary may, from time to time, update the chairman of our board with a brief description of communications received, but not forwarded to our board.

To request copies of our corporate governance documents, including our committee charters, or to otherwise communicate with our corporate secretary, please send a written request to our corporate secretary at our principal executive offices, 706 Second Avenue South, Suite 1200, Minneapolis, MN 55402 or by email to secretary@dolanmedia.com.

PROPOSALS

Proposal 1 — Election of Directors

Our board of directors currently consists of nine directors. In connection with our initial public offering, we amended our certificate of incorporation to divide our board of directors into three classes of approximately equal size. The initial terms of each class expire at this annual meeting (for Class I directors), the 2009 annual meeting (for Class II directors) and the 2010 annual meeting (for Class III directors). After the expiration of the initial terms, members in each class will be elected to serve for three year terms.

On January 30, 2008, the board, by resolution, reduced the size of our board of directors to seven directors, which will take effect on the date of our annual meeting. Our certificate of incorporation requires us to apportion this decrease across the classes, unless it would cause a current director’s term to be shortened.

We currently have three Class I directors, all of whose terms are expiring at this annual meeting. In accordance with our certificate of incorporation (as described above), we have apportioned the decrease in board size to our Class I directors, reducing Class I to one member. We expect to reapportion the class membership at the 2009 annual meeting when the terms of our three Class II directors expire.

Our board has nominated David Michael Winton for re-election to the board of directors to serve until the 2011 annual meeting and until his successor is elected and qualified, subject to his earlier death, resignation, retirement or removal. Mr. Winton is an independent director and was previously designated as a director by one of our stockholders, the David J. Winton Trust, pursuant to the terms of an amended and restated stockholder agreement that the Winton Trust and other stockholders entered into with us. This stockholders agreement terminated upon the consummation of our initial public offering on August 7, 2007. Ms. Garber and Mr. Carroll are not standing for re-election as directors to our board.

Mr. Winton has consented to his nomination in this proxy statement and has indicated that he is willing to serve as a director, if elected. If Mr. Winton becomes unable or declines to serve before the election at our annual meeting, the proxies may vote any shares represented by proxy cards in favor of Mr. Winton for a substitute the board has designated unless our board has decided to leave the director position vacant or reduce the size of our board.

Our bylaws require a plurality of the votes of the shares represented in person or by proxy at the annual meeting and entitled to vote to elect a nominee for director.

Nominee for Director for Three-Year Term Ending at 2011 Annual Meeting

(Class I Director)

David Michael Winton, age 79, has served as our director since July 2003, and also served as director of our predecessor company from May 1994 to July 2003. Mr. Winton serves as the managing general partner of Parsnip River Co., an investment partnership he has run, along with its predecessor, Addison and Co., since 1966. From 1965 through 1987, Mr. Winton served as chairman of The Pas Lumber Company Ltd., a timber and milling operation, and from 1957 through 1959, he was an associate of Kroeger Management Consultants, New York, a private investment firm. Mr. Winton has served on the board of directors of several public and private companies, including Masonite Corporation, a building products company, from 1977 through 1984, and the Northwest Bancorporation of Minneapolis, a predecessor to Norwest Bank and Wells Fargo, from 1969 through 1990.

The board of directors unanimously recommends a vote FOR the election of David Michael Winton as a Class I director.

Directors Continuing in Office

Class II Directors (Term ends in 2009)

Cornelis J. Brakel, age 71, has served as our director since July 2003, and also served as a director of our predecessor company from June 2002 to July 2003. Since September 1999, Mr. Brakel has served as an independent business consultant for a number of European companies and financial institutions. Mr. Brakel has also recently served as a member of the supervisory boards of several Dutch public and private companies, including: Aalberts Industries N.V. (AMS: AALB), an international industrial group; USG People N.V. (AMS: USG), a specialized provider of employment services in Europe; P.C.M. Group N.V., a publisher of daily newspapers, freesheets, trade books and educational publications; Athlon Holding N.V., a supplier of automotive services focusing on the business market; and Koninklijke Numico N.V. (AMS: NUM), a specialist baby food and clinical nutrition company. From 1981 through September 1999, Mr. Brakel served as a member of the executive board of Wolters Kluwer NV, an international publishing house in Amsterdam, The Netherlands, including as its chief executive officer from 1994 through September 1999. From 1975 through 1978, Mr. Brakel served as chief financial officer of Elsevier NV in Amsterdam, The Netherlands, and from 1978 through 1981, he served as Elsevier NV’s Group Director — Trade Books. From 1964 through 1975 Mr. Brakel held several financial, operational and managerial positions in Royal Dutch Shell Company in Europe, South America, the Caribbean and the Middle East.

Anton J. Christianson, age 55, has served as our director since July 2003, and also served as director of our predecessor company from its inception in 1992 to July 2003. Since October 1980, Mr. Christianson has served as the chairman and managing partner of Cherry Tree Companies, a Minnetonka, Minnesota-based firm involved in investment management and investment banking. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Activist Fund L.P, Adam Smith Growth Partners, L.P and Media Power, L.P. Mr. Christianson also serves as a director of each of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; Fair Isaac Corporation (NYSE: FIC), a provider of decision management solutions; AmeriPride Services, Inc., a provider of customized apparel for companies; Titan Machinery, Inc. (NASDAQ: TITN), a provider of new and used farm equipment, and Cherry Tree Acquisition Corp. (proposed AMEX: SXR), a special purpose acquisition company.

Jacques Massicotte, age 54, has served as our director since December 2006. Since September 2006, Mr. Massicotte has worked as an independent media consultant. From March 2004 through August 2006, Mr. Massicotte pursued personal interests. From December 2000 through February 2004, Mr. Massicotte served as managing director, investment banking, of TD Securities Inc., a Canadian investment banking firm. From 1986 to 2000, Mr. Massicotte served as a financial analyst, covering the Canadian media and communications sectors with Newcrest Capital (1995-2000), RBC Dominion Securities (1994-1995) and Nesbitt Thomson (1986-1994). Mr. Massicotte has a certified financial analyst designation.

Class III Directors (Term ends in 2010)

John C. Bergstrom, age 47, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Mr. Bergstrom has served as a partner with RiverPoint Investments, a St. Paul, Minnesota-based business and financial advisory firm since June 1995. Prior to that time, Mr. Bergstrom was employed by Cherry Tree Investments. Mr. Bergstrom is also a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; Cherry Tree Acquisition Corp. (proposed AMEX:SXR), a special purpose acquisition company; Instrumental, Inc., a provider of technology services to the government sector; Tecmark, Inc., a provider of business services focused on loyalty marketing programs; JobDig, Inc., a provider of employment advertising services; Credible Information Company, LLC, an online provider of information for professionals; Creative Publishing Solutions, a specialty marketing publisher, and Great River Communications Corp., a broadband communications provider.

James P. Dolan, age 58, has served as our president, chief executive officer and chairman of the board since July 2003, and as president, chief executive officer and chairman of the board of our predecessor company from 1992 to July 2003. From January 1989 to January 1993, Mr. Dolan served first as managing director, and then executive vice president, of the Jordan Group, New York City, an investment bank specializing in media. He has previously held executive positions with Kummerfeld Associates, Inc., a media mergers and acquisitions advisory firm in New York and Chicago; News Corporation in New York and San Antonio; Sun-Times Company in Chicago; and Centel Corp. in Chicago, and also was an award-winning reporter and editor at newspapers in Texas. Mr. Dolan is currently a director of each of Advisor Media, Inc., a magazine and conference company; Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; and The Greenspring Companies, the for-profit arm of Minnesota Public Radio, where he also serves as chairman of the board.

George Rossi, age 55, has served as our director since April 2005. Since 1985, Mr. Rossi has provided independent consulting services to Capital NDSL Inc., a Montréal based investment company. Mr. Rossi also regularly provides independent consulting services to Radio Nord Communications, a Montréal based media company. From October 2000 through May 2002, Mr. Rossi served as senior vice president and chief financial officer, and from June 2002 through July 2003, as interim president, of Cinar Corporation, a Montréal based children’s entertainment company. From January 1983 through September 2000, Mr. Rossi served as chief financial officer and treasurer of Radiomutuel, a Montréal based public media company. Mr. Rossi currently serves as a director of Student Transportation of America (TSE: STB.UN), a New Jersey based provider of school bus transportation in the United States; OFI Income Fund (TSE: OFB.UN), an Ottawa based manufacturer and distributor of insulation materials; Kangaroo Media (TSE: KTV), a Montréal based manufacturer and distributor of portable multimedia devices; and Radio Nord Communications, a Montréal based media company, and serves on the investment valuation committee of Investissement Desjardins, a Montréal based fund. Mr. Rossi is a chartered accountant.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed McGladrey & Pullen, LLP, certified public accountants and independent registered public accounting firm, as Dolan Media Company’s independent registered public accounting firm for the year ending December 31, 2008. Our audit committee has engaged McGladrey & Pullen, LLP, as our independent registered accounting firm since 2003. Although it is not required by our audit committee’s charter or Delaware law, the audit committee is submitting the selection of McGladrey & Pullen for stockholders’ ratification at the annual meeting because we believe it is a good corporate practice. If the stockholders do not ratify the committee’s selection of McGladrey & Pullen, the committee will reconsider its decision, but will not be required to change its decision to appoint McGladrey & Pullen as the company’s independent registered public accounting firm. Even if our stockholders’ ratify this appointment, our audit committee may change this appointment at any time during the year if it determines that a change would be in our or our stockholders’ best interests.

We expect representatives of McGladrey & Pullen to be present at the annual meeting. They will have an opportunity to make a statement to the stockholders if they desire and you will have an opportunity to ask them appropriate questions.

The board of directors unanimously recommends a vote FOR ratification of this appointment.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The audit committee of the board of directors of Dolan Media Company has reviewed and discussed the company’s audited consolidated financial statements for the year ending December 31, 2007, with the company’s management, which has primary responsibility for the financial statements. The committee has discussed with the company’s independent auditors, McGladrey & Pullen, LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. McGladrey & Pullen has delivered to the committee, and the committee has received, the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the committee has discussed McGladrey & Pullen’s independence with McGladrey & Pullen.

Based upon the review and discussions described above, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements be included in its annual report on Form 10-K for the year ended December 31, 2007, for filing with the U.S. Securities and Exchange Commission.

Submitted by the Audit Committee

George Rossi, chair
Jacques Massicotte
Anton J. Christianson

Audit Committee

Our audit committee oversees a broad range of issues relating to our accounting and financial reporting processes and audits of our financial statements. In particular, our audit committee:

•	assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of independent auditors;

•	appoints, compensates, retains and oversees the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services; and

•	prepares the audit committee report that the SEC rules require be included in this proxy statement.

The committee reviews and approves all engagement letters between our independent auditors and us. Please refer to our discussion below on the Audit Committee’s Policy on Pre-approval of Audit and Permissible Non-Audit Services for more information about the committee’s policies and practices related to the approval of services our independent auditors perform for us. The committee also reviews all related party transactions and resolves conflicts of interest involving our directors, executive officers and us. Please refer to “Related Party Transactions and Policies” earlier in these proxy materials for more detailed information about how we address transactions between our directors, executive officers, other related persons and us. Our audit committee is responsible for receiving and investigating complaints or reports regarding our accounting practices, internal controls and financial matters and has developed procedures that allow our employees to communicate anonymously and/or confidentially these concerns directly to our audit committee.

Financial Expert

Our audit committee chair, Mr. Rossi, is our financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act and our board of directors has determined that he is “independent” under the New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and our corporate governance guidelines.

Fees of the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by McGladrey & Pullen, LLP for the audit of our consolidated financial statements for the years ended December 31, 2007, and 2006, and fees billed for other services rendered by McGladrey & Pullen, LLP during those periods.

Audit and Non-Audit Fees

	2007	2006
	($ in thousands)

Audit Fees:(1)	$1,479	$314
Audit Related Fees:(2)	85	95
Tax Fees:(3)	—	—
All Other Fees:	—	—

Total:	$1,564	$409

(1)	In both 2007 and 2006, audit fees consisted of audit work and review services for our subsidiaries and us and other services only an independent registered public accounting firm can provide. In 2007, audit fees also included fees of $0.9 million in connection with our initial public offering, which included audits of the historical financial statements of our significant subsidiaries, and review of our quarterly reports and other documents filed with the U.S. Securities and Exchange Commission.

(2)	This category relates to all fees for assurance and related services that are reasonably related to the performance of our audit, including the audit of our employee benefit plan and audits of acquisition targets.

(3)	McGladrey & Pullen does not provide tax compliance, tax advice, tax planning or other tax related services to us. PriceWaterhouseCoopers LLP provides us with these services. In the years ended December 31, 2007, and 2006, we paid PriceWaterhouseCoopers LLP $166,450 and $29,960, respectively, in fees for tax related professional services. These services consisted mainly of services in connection with our initial public offering and in preparing our federal and state tax returns in 2007 and the review of our federal and state tax returns in 2006.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

As described earlier in this proxy statement, our audit committee is responsible for appointing and overseeing the work of McGladrey & Pullen, LLP, our independent registered public accounting firm, and, in connection with our initial public offering, has established the following procedures for the pre-approval of all audit, audit-related, and other permissible services that McGladrey & Pullen, LLP provides to us. At this time, McGladrey & Pullen, LLP does not provide any tax services to us.

Each fiscal year, the committee determines the type of audit, audit-related, and other permissible services that it expects McGladrey & Pullen will provide to us during that year. McGladrey & Pullen then provides the audit committee with detailed information regarding the specific services in those categories and the proposed fee structure for the fiscal year. After reviewing the information McGladrey provides, the committee will pre-approve those services up to a specific fee level for that fiscal year. All other services that McGladrey & Pullen expects to provide or that exceed the pre-approved fee level require separate pre-approval from the committee. McGladrey & Pullen and our chief financial officer, Mr. Pollei, submit joint requests to our audit committee for approval of services requiring the separate pre-approval of our audit committee. These requests include a joint statement, describing whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

The policy authorizes our audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services. During the year ended December 31, 2007, our audit committee did not delegate its pre-approval authority. For fiscal year 2008, our audit committee has delegated its pre-

approval authority to its chair, Mr. Rossi. He must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Our audit committee pre-approved all audit and permissible non-audit related services that McGladrey & Pullen provided to us from August 7, 2007, (the date our initial public offering was consummated) in accordance with this pre-approval policy. Our audit committee further concluded that McGladrey & Pullen could provide these services to us and still maintain their independence. You may request a copy of our audit committee’s pre-approval policy by writing to our corporate secretary. See “Communications with the Company and our Board” in this proxy statement for our corporate secretary’s mailing and email addresses.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their age as of the date of this proxy statement.

Name	Age	Position

James P. Dolan	58	Chairman of the Board, Chief Executive Officer and President
Scott J. Pollei	47	Executive Vice President and Chief Financial Officer
Mark W.C. Stodder	48	Executive Vice President, Business Information
David A. Trott	47	President, American Processing Company, LLC
Mark Baumbach	53	Vice President, Technology
Vicki J. Duncomb	51	Vice President, Finance and Secretary

You should refer to “Directors Continuing in Office” earlier in this proxy statement for biographical information about our chairman, chief executive officer and president, James P. Dolan. Biographical information for our other executive officers is set forth below.

Scott J. Pollei has served as our executive vice president and chief financial officer since December 2001. From January 1994 to December 2001, Mr. Pollei served as our vice president of finance. Prior to 1994, Mr. Pollei was a senior manager at KPMG LLP. Mr. Pollei is an inactive certified public accountant.

Mark W.C. Stodder has served as our executive vice president, Business Information Division, since February 2005. Prior to serving in this capacity, Mr. Stodder served as our vice president, Newspapers, from January 2004 to February 2005; as our chair, Circulation Marketing Board, from May 2001 to January 2004; and as our vice president and publisher, Daily Reporter Publishing Company in Milwaukee, from March 1994 to January 2004. Prior to joining Dolan Media Company, Mr. Stodder held news reporting, editing and executive positions with community newspapers in Los Angeles and Colorado. Mr. Stodder is active in a number of newspaper, media and legislative associations. He is a director of Detroit Legal News Publishing Company, LLC, the Student Press Law Center and the National Newspaper Association, and is the president of the Public Notice Resource Center, a non-profit foundation which tracks and studies public notice legislation across the country. He is a past president of American Court and Commercial Newspapers, Inc.

David A. Trott has served as the president of American Processing Company, LLC since March 2006. In addition, since January 1992, Mr. Trott has served as the managing attorney of Trott & Trott, P.C., a law firm located in Farmington Hills, Michigan, of which he is the majority shareholder, and the president of Attorneys Title Agency, LLC, a title agency located in Southfield, Michigan. Mr. Trott has also previously served as president of the Michigan Mortgage Bankers Association and the U.S. Foreclosure Network, one of the largest organizations of foreclosure attorneys in the United States.

Mark Baumbach has served as our vice president, technology, since September 2001. From 1992 through 2001, Mr. Baumbach worked as a management consultant and software engineer for Born Information Services, where he was also involved in acquisition due diligence and integration, corporate development and new venture and branch development. Prior to Born Information Services, Mr. Baumbach worked as a technology management consultant with Deloitte & Touche USA LLP, as a software analyst for Honeywell and as an investment banker for Allison Williams and U.S. Bancorp.

Vicki J. Duncomb has served as our vice president, finance, since July 2006 and as our corporate secretary since April 2007. From February 2000 through March 2006, Ms. Duncomb served as the director of finance and operations for The McGraw-Hill Companies Healthcare Information Group, an Edina, Minnesota-based educational and professional healthcare information provider.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation committee of our board of directors, or for purposes of this compensation discussion and analysis, the committee, has responsibility for establishing, implementing and administering our executive compensation program. In this section, we discuss certain aspects of our executive compensation program as it relates to James P. Dolan, our chairman, chief executive officer and president; Scott J. Pollei, our executive vice president and chief financial officer; and our three other most highly-compensated executive officers in 2007 (Mark W.C. Stodder, executive vice president, Business Information Division; David A. Trott, president of American Processing Company; and Mark Baumbach, vice president, technology). We refer to these five individuals as our “named executive officers.”

Compensation Philosophy and Objectives

The committee’s primary objectives with respect to executive compensation are to (1) attract, motivate and retain talented and dedicated executive officers, (2) tie annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, (3) compensate our executives at levels comparable to executives at similar companies to remain competitive in our recruiting, and (4) align the interests of our executives with the long-term interests of our stockholders through award opportunities that will result in the ownership of our common stock. To achieve these objectives, the committee has designed and implemented an executive compensation program for the named executive officers consisting of a mix of the following items:

•	base salary;

•	performance-based short-term cash incentive compensation;

•	long-term equity incentive compensation;

•	perquisites and other benefits; and

•	severance and change in control benefits.

History

In June 2006 our compensation committee engaged Hewitt Associates, a human resources consulting firm, to review our executive compensation program to ensure that it was consistent with our strategic and financial goals. Hewitt met with the chairman of the committee, John Bergstrom, and Mr. Dolan to learn about our business and strategy, key performance metrics and goals, and the labor and capital markets in which we compete. The committee also expressed its desire to benchmark our executive compensation against a group of peer companies. Hewitt, in consultation with the committee, developed a peer group for compensation purposes composed of companies that are in industries with respect to which we believe we compete for executive talent. The peer group that was developed consisted of the following public companies that are generally in the business information, business process outsourcing, business services or publishing industry: Advent Software Inc., aQuantive Inc., Advanstar Communications Inc., Bottomline Technologies Inc., Cadmus Communications Corp., Concur Technologies, Inc., The Corporate Executive Board Co., CoStar Group, Inc., Courier Corp., CyberSource Corp., Digital River, Inc., Epiq Systems Inc., FactSet Research Systems Inc., Sun-Times Media Group, Inc., infoUSA Inc., Interactive Data Corp., Journal Register Co., Jupitermedia Corp., Marchex Inc., Morningstar, Inc., NIC Inc., Online Resources Corp., Penton Media Corp., Per-Se Technologies, Inc., Skillsoft Plc. and Talx Corp. According to Hewitt, the total revenues of companies within the competitive peer group for fiscal 2005 ranged from $51 million to $543 million with a median revenue of $218 million, compared to our total revenues of $111.6 million ($127.7 million on a pro forma basis) in 2006. The committee believes that because we compete with a range of companies for our executive talent, many of which are larger and have greater financial resources than we do, it was appropriate to use this peer group that included companies with larger revenues than ours. After the committee and Hewitt agreed on the peer group, Hewitt performed analyses of our relative compensation levels using compensation information for 2005 provided by the companies in the peer group in their 2006 proxy statements. Because we were somewhat smaller in terms of revenues than the median company within the competitive peer group, Hewitt performed a regression analysis to improve the comparability of the peer group’s compensation data relative to us. The committee then increased the results of the regression analysis by 8% to account for assumed 4% annual increases in compensation from 2005 to 2007.

The committee carefully considered Hewitt’s analyses, or the Hewitt study, which was delivered in writing to the committee in September 2006, in connection with negotiating an amended and restated employment agreement with Mr. Dolan, establishing employment agreements for Messrs. Pollei and Stodder and establishing our executive compensation program for the fiscal year ended December 31, 2007. In general, the committee intends to establish total compensation packages for our named executive officers at or near the regressed 50th percentile level for total compensation paid to executives in similar positions and with similar responsibilities at companies in our peer group. The allocation of total compensation for each named executive officer among base salary, short-term cash incentive, long-term equity-based incentive and other non-cash benefit components was based, in part, on a review of the results of the Hewitt study, with the objective of (except in the case of Mr. Trott) providing a significant portion of total compensation in the form of performance-based compensation.

Compensation Components

Base Salary

Base salary is intended to reflect the executive’s skill level, knowledge base and performance record, and takes into account competitive market compensation paid by companies in our peer group for similar positions. The committee reviews the base salaries of our named executive officers on an annual basis, and adjusts base salaries from time to time to realign salaries with market levels, taking into account individual responsibilities, performance and experience, and to comply with the requirements in any applicable employment agreements. The committee approves the base salary of our president and chief executive officer, and, with input from our chief executive officer, the base salary for each executive officer below the chief executive officer level.

For the year ended December 31, 2007, the committee established base salaries following an assessment of individual performance and a review of the Hewitt study to conform to the objective of establishing total compensation at or near the regressed 50th percentile of the peer group companies. The committee also considered our performance, performance of the functional areas within each named executive’s responsibility, anticipated increased responsibilities of being an officer of a public company and changes in the cost of living for the area in which the executive lives. The increase in base salaries for four of our named executive officers between 2006 and 2007 was 9.1% for Mr. Dolan, 8.1% for Mr. Pollei, 9.8% for Mr. Stodder and 9.4% for Mr. Baumbach. There was no change in Mr. Trott’s base salary between 2006 and 2007. The committee believes that Mr. Trott’s base salary was appropriate because he splits his time between APC and his law firm, Trott & Trott. These salaries are set forth in the employment agreements for Messrs. Dolan, Pollei, Stodder and Trott and will, at a minimum, increase each year at a rate based on a change in the consumer price index specified in these employment agreements. See “Executive Compensation — Employment Agreements” for further information regarding the matters set forth above.

In January the committee established the base salaries for each of the named executives for the year ended December 31, 2008. The following table describes each named executive’s base salary for the years 2007 and 2008 and the percentage increase in those salaries from 2007 to 2008:

Executive Officer	2007 Base Salary	2008 Base Salary	Percent Increase

James P. Dolan	$463,000	$479,000	3.5%
Scott J. Pollei	255,000	264,000	3.5%
Mark W.C. Stodder	225,000	232,800	3.5%
David A. Trott	260,000	269,000	3.5%
Mark E. Baumbach	210,000	217,400	3.5%

The committee based these increases on the increase in the cost of living from 2007 to 2008, which the committee approximated at 3.5%. In determining these increases, the committee also gave significant weight to the average salary increases we had given to other senior managers in the company for 2008.

Performance-Based Short-Term Cash Incentives

In June 2007, our board of directors adopted, and in July 2007 our stockholders approved, an amended and restated incentive compensation plan that, among other things, includes a cash short-term incentive program. This cash short-term incentive program constitutes a non-equity incentive compensation plan. Through this short-term incentive program, we provide short-term cash incentives to our named executive officers, except Mr. Trott, on an annual basis. For 2007, the committee based these short-term incentive payouts that constituted non-equity incentive plan compensation to our named executive officers on our adjusted EBITDA. The committee has also based the short-term incentive payouts to our named executive officers in 2008 on our adjusted EBITDA. We define adjusted EBITDA as income (loss) from continuing operations (1) before (a) non-cash interest expense related to redeemable preferred stock; (b) net interest expense (income); (c) income tax expense; (d) depreciation and amortization; (e) non-cash compensation expense; and (f) minority interest in net income of subsidiary, and (2) after minority interest distributions paid. The committee believes that adjusted EBITDA is a more appropriate measure than EBITDA because it is the same primary metric being used by our management, board of directors and stockholders to evaluate our financial performance.

We have grown in large part through acquisitions, many of which were financed with debt. These acquisitions have generally resulted in relatively significant levels of interest expense due to increased debt service obligations and amortization expense due to the amortization of acquired finite-lived intangibles. The committee believes that the combination of increased interest expense and amortization expense renders our accounting profits or losses less meaningful as a measure of success of our business operations than EBITDA or adjusted EBITDA, which the committee believes also serve as a proxy for operational cash flow. For this reason, and the other reasons we believe adjusted EBITDA is an important measure of our operating performance, please refer to the discussion of adjusted EBITDA in “Selected Consolidated Financial Data” in our annual report on Form 10-K for the year ended December 31, 2007, that we filed with the SEC on March 28, 2008. The committee expects that we will continue to identify and evaluate potential acquisition opportunities and, accordingly, the committee and our board of directors has established a rigorous process of amending adjusted EBITDA targets during the fiscal year to account for acquisitions.

Each of our named executive officers, except Mr. Trott, participates in our annual short-term incentive program. The committee establishes the level of each named executive officer participating in this annual short-term incentive program as a targeted percentage of base salary. In addition, performance is scaled based on achieving results above or below targeted performance levels, providing an opportunity to earn more or less than the targeted incentive amount. For 2007, the targeted percentage of base salary and the expected short-term cash payment to each named executive officer, assuming that the performance targets were satisfied (but not overachieved) are described in the following table:

		Expected Cash
		Payout if
	Percentage of	Performance
Name	Base Salary	Targets Satisfied

James P. Dolan	60%	$227,800
Scott J. Pollei	50%	127,500
Mark W.C. Stodder	50%	112,500
Mark E. Baumbach	50%	105,000

The committee sets the performance targets, which our named executive officers must achieve to earn a short-term cash incentive payment. For 2007, Messrs. Dolan and Pollei would receive their target short-term incentive payout if we achieved our targeted adjusted EBITDA, with scaling between 0% and 200% of the targeted payout based on under-performance or over-performance of this target. Mr. Stodder would receive his target short-term incentive payout if we achieved our targeted adjusted EBITDA for our Business Information

Division, which scaling between 0% and 200% of the targeted payout based on under-performance or over-performance of this target. Mr. Baumbach would receive one-third of his target short-term incentive payout if we achieve adjusted EBITDA, one-third of his target short-term incentive payout based on information technology department budget conformance and one-third of his target short-term incentive payout based on certain web development initiatives, with scaling between 0% and 200% of that amount based on under-performance or over-performance of these performance targets. We developed our target adjusted EBITDA goals and technology-related goals during our annual financial planning process, when we assess our operations, the markets we serve and our competitors, and formulate internal financial projections. Our targeted adjusted EBITDA goals were periodically adjusted by our board of directors to reflect acquisitions occurring during the first quarter of 2007. Our adjusted EBITDA targets for 2007 were established based on a careful examination of the prospects for the business and did represent a significant increase over the results of the prior year. Those targets were set with the objective of making it equally likely that actual results would exceed targets or that actual results would fall short of targets.

In 2007, we overachieved our adjusted EBITDA target, both on a company-basis and, in our Business Information Division. As a result, Messrs. Dolan, Pollei and Stodder earned, and were paid in the first quarter of 2008, $389,000, $179,000 and $158,000, respectively, for their short-term cash incentive. In addition to the overachievement of our targeted adjusted EBITDA, Mr. Baumbach also satisfied his other performance targets for 2007. As a result, Mr. Baumbach earned, and was paid in the first quarter of 2008, $119,000 for his short term cash incentive (49,000 for overachieving adjusted EBITDA, $35,000 for information technology budget conformance and $35,000 for web development initiatives).

The committee has established the targeted short-term incentive payouts for each of Messrs. Dolan, Pollei, Stodder and Baumbach for 2008. Like 2007, Mr. Dolan’s target short-term incentive payout is 60% of his 2008 base salary ($287,400) and is based on us achieving our targeted adjusted EBITDA, with scaling between 0% and 200% based on under-performance or over-performance of this target. Each of Messrs. Pollei, Stodder and Baumbach’s target short-term incentive payout is 50% of their respective 2008 base salary ($132,000, $116,400 and $108,700, respectively). Mr. Pollei’s target short-term incentive payout is based on us achieving our targeted adjusted EBITDA, with scaling between 0% and 200% based on under-performance or over-performance of this target. Mr. Stodder’s target short-term incentive payout is based on us achieving our targeted adjusted EBITDA for the Business Information Division, with scaling between 0% and 200% based on under-performance or over-performance of this target. Mr. Baumbach’s target short-term incentive payout is based upon the following: one-third for achieving our adjusted EBITDA target and two-thirds for achieving budgetary and technology-related goals, with scaling between 0% and 200% based on under-performance or over-performance of these targets. Similar to the process in the prior year, our adjusted EBITDA targets for 2008 were established based on a careful examination of the prospects for the business and represent a significant increase over the results of the prior year. These targets were set with the objective of making it equally likely that actual results will exceed targets or that actual results will fall short of targets.

Mr. Trott did not participate in our cash short-term incentive program in 2007, and will not participate in this program in 2008, because he splits his time between APC and Trott & Trott and because he already benefits from the success of APC through his significant ownership stake APC Investments, which owns 9.1% of APC. The committee did, however, pay a discretionary bonus in the amount of $100,000 for 2007 to reward Mr. Trott for APC’s financial performance during that year. The committee may pay additional discretionary cash bonuses to Mr. Trott in the future depending on his, and APC’s, performance.

For more information about expected and earned payouts to the named executive officers, except Mr. Trott, in 2007 under our short term incentive performance plan, please refer to the “Executive Compensation” and the “Grants under Non-Equity Incentive Plans” and “Summary Compensation” tables in that section of this proxy statement.

Long-Term Equity Incentive Compensation

The committee believes that long-term company performance will be improved through the development of an ownership culture that includes the use of stock-based awards as a part of our executive compensation program. Our incentive plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock awards to our executive officers, employees, consultants and non-employee board members.

In June 2007, we amended and restated our incentive compensation plan to increase the number of shares of our common stock authorized for issuance from 126,000 to 2,700,000. In early 2007, the committee engaged Hewitt to review our incentive plan and cash and non-cash incentives. After considering the results of the Hewitt study and in anticipation of our initial public offering and the public market expected to develop for our common stock, the committee determined that equity awards under the incentive plan should be made on an annual basis using a formula that provides for aggregate awards with an economic value equal to a designated percentage of each named executive officer’s base salary. The economic value of the such awards are calculated consistent with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS No. 123(R), and the committee considers the impact of SFAS No. 123(R) on our financial statements as it makes equity award determinations. See Note 13 of the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Share Based Compensation Expense,” both included in our annual report on Form 10-K for our year ended December 31, 2007, that we filed with the SEC on March 28, 2008, for information regarding the assumptions used in the valuation of equity awards.

The committee has determined that the targeted economic value for annual long term equity awards issued to each named executive officer will be 110% of base salary for Mr. Dolan, 75% of base salary for Messrs. Pollei, Stodder and Trott, and 60% of base salary for Mr. Baumbach. The committee will continue to evaluate this targeted economic value for each named executive officer on an annual basis. The grants we made to the named executive officers in connection with our initial public offering had a targeted economic value that was twice that of the annual long-term equity awards described above. We granted these long-term equity awards in lieu of any other long-term equity awards for 2007. The stock options vest in four equal annual installments beginning on August 1, 2008, and have an exercise price of $14.50. The number of stock options granted to each of the named executive officers was: 211,328 to Mr. Dolan, 79,357 to Mr. Pollei, 70,021 to Mr. Stodder, 80,913 to Mr. Trott and 52,282 to Mr. Baumbach.

We expect that awards made under the incentive plan to the named executive officers will generally consist of non-qualified stock options, while awards to other management employees will typically consist of a combination of non-qualified stock options and restricted stock grants. The committee believes that stock option awards provide greater long-term incentive for our named executive officers than restricted stock awards because an economic equivalent number of stock options generally relate to a significantly larger number of underlying shares of common stock. The committee also believes that the risk profile presented by option awards is more appropriate for our named executive officers rather than awards of restricted stock. See the Summary Compensation Table and the Grants under Equity Incentive Plans for more information about the stock options granted to our named executive officers under this plan in 2007.

Perquisites and Other Benefits

The committee believes that it has taken a conservative approach to other elements of its compensation program relative to companies similarly situated to us. We provide our named executive officers with various perquisites and other personal benefits that are described below. The committee does not consider these benefits and perquisites when working to establish total compensation at or near the regressed 50th percentile level of executives at companies in our competitive peer group.

401(k) Plan Contributions.  Our 401(k) retirement savings plan is a qualified defined contribution plan under which employees may make pre-tax contributions into the plan, up to certain specified annual limits. We also provide discretionary employer matching contributions. We provided in 2007, and provide in 2008, a discretionary employer matching contribution of 50% of the first 6% of employee contributions. For highly compensated employees, including the named executive officers, this match was capped at $6,580 for 2007 and is capped at $6,900 for 2008.

Medical and Dental Insurance.  We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. In 2007 for each of Messrs. Dolan, Stodder, and Baumbach, we withheld $4,056, $5,209 and $5,209, respectively, less than the amount withheld by us from our other employees for medical insurance. We do not self-insure for dental insurance; however, in 2007, we paid $527 on behalf of Messrs. Dolan, Stodder and Baumbach for dental insurance premiums. In 2007, we paid $13,184 to a third party provider on Mr. Trott’s behalf for medical insurance.

Split-Dollar Life Insurance.  In 2006, we provided split-dollar life insurance policies for each of our named executive officers other than Mr. Trott. Under this arrangement, we paid the premiums on variable universal life policies owned by these officers who granted us a collateral assignment of the cash surrender value of the policy or the death benefit. In the event the named executive officer died, we would be refunded all of the premiums paid before any proceeds would be paid to the beneficiaries of the policy. In 2007, we paid split-dollar life insurance premiums of $2,988, $1,563, $533, and $625 for Messrs. Dolan, Pollei, Stodder and Baumbach, respectively. We terminated these arrangements and released the collateral to the named executive officers in June 2007. The dollar amount of collateral released to Messrs. Dolan, Pollei, Stodder and Baumbach was $136,424, $69,722, $27,344 and $36,887, respectively.

Club Memberships.  We pay club membership dues to a professional or social club for each of Messrs. Dolan, Pollei, and Trott. We believe these club memberships serve to facilitate the named executive officers’ roles as our representatives in the local business communities that we serve.

Minneapolis Apartment and Commuting Expenses.  Mr. Stodder, who lives in Whitefish Bay, Wisconsin, receives a rent reimbursement for an apartment that we lease for him near our offices in Minneapolis. We also pay for Mr. Stodder’s flights between Minneapolis and his home in Wisconsin. The committee’s decision regarding this reimbursement of living and commuting expenses reflects our flexible approach to address Mr. Stodder’s desire to maintain a stable home environment for his family. In 2007, we reimbursed Mr. Stodder $8,500 for rent and paid $8,945 for such flights.

Parking Expenses.  In 2007, we paid $2,379 of parking expenses for each of Mr. Pollei and Mr. Baumbach because they drive to our headquarters in Minneapolis on a regular basis.

Home Office Expenses.  In 2007, we paid $1,704 for home Internet access for Mr. Dolan because Mr. Dolan and his spouse, who administers Dolan Media Newswires, use his home office on a regular basis for business purposes.

Employee Stock Purchase Plan.  The board has adopted an employee stock purchase plan. The committee has not yet determined when to implement this plan. However, when and if implemented, our executive officers and all of our other eligible employees who work at least 20 hours per week will be permitted to participate. The plan will allow its participants to purchase shares of our common stock at a discount through payroll deductions.

Severance Arrangements and Change in Control Plan

Severance Benefits.  The committee believes that severance arrangements for certain of our named executive officers will allow us to continue to attract, motivate and retain the best possible executive talent in a marketplace where such protections are commonly offered. In particular, severance benefits help ease the named executive officer’s burden if he is unexpectedly terminated by us for reasons other than cause. Accordingly, our employment agreements with each of Messrs. Dolan, Pollei, Stodder and Trott contain severance arrangements pursuant to which each such executive officer will receive severance benefits if their employment with us is terminated by us without cause or, with respect to Messrs. Dolan, Pollei and Stodder only, if such named executive officer terminates his employment with us for good reason. See “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments Upon Termination or Change in Control” for further information regarding these severance benefits.

Change in Control Plan.  Our board of directors, upon the recommendation of the committee, has adopted an Executive Change of Control Plan that provides each of the named executive officers other than

Mr. Trott with certain severance benefits in the event of termination of employment in connection with a qualified change of control event. The committee believes that this change in control plan will provide continuity and focus for these named executive officers in the event of a change in control of the company. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” for further information regarding these severance benefits.

Policies Related to Compensation

Guidelines for Equity Awards

The committee and our board of directors have approved and adopted guidelines for equity awards, or guidelines. Among other things, the guidelines delineate the authority of our board of directors, the committee and our chief executive officer with respect to the grant of equity awards, specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our human resources and finance departments. The guidelines require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

Stock Ownership Guidelines

As of the date of this report, we have not established ownership guidelines for our executive officers or directors.

Compliance with Sections 162(m) and 409A

We generally intend for our executive compensation program to comply with Code Section 162(m) subject to these rules and Code Section 409A. The committee currently intends for all compensation paid to our chief executive officer and each other named executive officer whose compensation is reported in the Summary Compensation Table for 2007 and 2006 by reason of being among the three most highly compensated officers for the respective year other than our chief executive officer and chief financial officer be tax deductible to us pursuant to Section 162(m) of the Code. We refer to these individuals as the “covered officers,” Section 162(m) provides that compensation paid to the covered officers in excess of $1,000,000 cannot be deducted by us for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. In the future, the committee may determine to provide compensation, or to adopt a compensation program, that does not satisfy the conditions of Section 162(m) if, in its judgment, after considering the additional costs of not satisfying Section 162(m), such compensation or program is appropriate. We had no individuals with non-performance based compensation paid in excess of the Section 162(m) tax deduction limit in 2006 because such rules did not apply to us for that period. As a result of our initial public offering in August 2007, we became subject to Section 162(m). During the year ended December 31, 2007, none of the covered officers received non-performance compensation in excess of the Section 162(m) tax deduction limit.

Section 409A of the Code addresses certain nonqualified deferred compensation benefits payable to our executives and provides that, if such benefits do not comply with Section 409A, they will be taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, our executives are subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of Dolan Media Company has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K and included in this proxy statement and incorporated by reference in the company’s annual report on Form 10-K filed with the SEC on March 28, 2008. Based on this review and these discussions with management, the compensation committee recommended to the board of directors that this compensation discussion and analysis be included in the company’s 2008 proxy statement and incorporated by reference in the company’s annual report on Form 10-K.

Submitted by the Compensation Committee

John C. Bergstrom, chair
Edward Carroll
Peni Garber

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities to us for the years ended December 31, 2007, and 2006, earned by (1) Mr. Dolan, our principal executive officer, (2) Mr. Pollei, our principal financial officer, and (3) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007. We refer to these five officers in this proxy statement as named executive officers. See “Compensation Discussion and Analysis” and “Employment Agreements” for a description of the material factors necessary to understand the information in the table below.

					Non-Equity
Name and				Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(2)	Awards(3)	Compensation(2)	Compensation(4)	Total

James P. Dolan	2007	$463,000	—	$104,679	$389,000	$157,139	$1,113,818
President and Chief Executive Officer	2006	420,512	—	—	382,000	60,042	862,554
Scott J. Pollei	2007	255,000	—	39,309	179,000	87,300	560,609
Executive Vice President and Chief Financial Officer	2006	235,755	—	—	212,000	32,497	480,252
Mark W. C. Stodder,	2007	225,000	—	34,684	158,000	57,639	475,323
Executive Vice President, Business Information	2006	204,670	—	—	110,000	39,520	354,190
David A. Trott,	2007	260,000	$100,000	40,079	—	19,172	419,251
President, American Processing Company(1)	2006	199,000	47,500	—	—	8,347	254,847
Mark E. Baumbach,	2007	210,000	—	27,439	119,000	52,377	408,816
Vice President, Technology	2006	191,719	—	1,857	60,000	21,627	275,203

(1)	Dave Trott joined the company in March 2006.

(2)	We paid the amounts set forth in these columns for the year ended December 31, 2007, to each named executive officer during the first quarter of 2008.

(3)	We calculated the amounts in this column, which represents the compensation costs for financial reporting purposes for 2007, using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Share Based Compensation Expense,” both included in our annual report on Form 10-K filed for our year ended December 31, 2007, that we filed with the SEC on March 28, 2008, for information regarding the assumptions used in the valuation of equity awards. The per-option FAS No. 123(R) grant date fair value was $4.73 for these options.

(4)	All other compensation for the year ended December 31, 2007, consisted of the following components:

							Flights to
							and from
			Medical				Minneapolis
			and	Split-Dollar	401(k)	Rent for	from and to	Home
		Club	Dental	Life	Matching	Apartment in	Place of	Office
Name	Year	Membership	Insurance(a)	Insurance(b)	Contribution	Minneapolis	Residence	Expenses(c)	Parking	Total

James P. Dolan	2007	$4,680	$4,583	$139,422	$6,750	—	—	$1,704	—	$157,139
Scott J. Pollei	2007	7,056	—	71,284	6,581	—	—	—	$2,379	87,300
Mark W.C. Stodder	2007	—	5,736	27,877	6,581	$8,500	$8,945	—	—	57,639
David A. Trott	2007	5,988	13,184	—	—	—	—	—	—	19,172
Mark E. Baumbach	2007	—	5,736	37,512	6,750	—	—	—	2,379	52,377

(a)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. With the exception of the amount reported for Mr. Trott, the amount in this column represents amounts withheld by us during 2007 from our other participating employees in excess of that which was withheld by us from the named executive officers for medical insurance and premiums paid on behalf of such officers for dental insurance. Mr. Trott does not participate in our medical insurance program. Instead, the amount reported in this column for Mr. Trott reflects premiums paid on his behalf to a third-party provider for medical insurance.

(b)	We terminated these policies and released the collateral to the named executive officers in June 2007. The amount in this column represents premiums paid on the policies through June 2007 and the value of the collateral released to each of the named executive officers.

(c)	In 2007, we made payments to Mr. Dolan for home Internet access because Mr. Dolan and his spouse, who administers Dolan Media Newswires, use his home office on a regular basis for business purposes. This amount represents the portion of such payments attributable to personal use of the home office and Internet access, which we have assumed constitutes 25% of the total use.

Employment Agreements

James P. Dolan Employment Agreement

We entered into an employment agreement with James P. Dolan as of April 1, 2002, pursuant to which Mr. Dolan agreed to serve as president and chief executive officer of Dolan Media Company. We amended and restated Mr. Dolan’s employment agreement, effective as of April 1, 2007, for an initial term of two years. Beginning April 1, 2008, and on each day thereafter, the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Dolan or us. The agreement provides that Mr. Dolan reports to our board of directors.

Under the amended and restated employment agreement, Mr. Dolan’s annual base salary was $463,000 for 2007. For each calendar year after 2007, Mr. Dolan’s base salary will be increased at minimum by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2008, the committee set Mr. Dolan’s base salary at $479,000. In addition to his base salary, Mr. Dolan is eligible to receive an annual cash short-term incentive payment of at least 60% of his base salary that will be based on performance goals for the applicable fiscal year set by the compensation committee as part of an annual cash short-term incentive program that is established in accordance with our incentive compensation plan. Each year, Mr. Dolan’s annual short-term incentive performance goals will be established by the compensation committee at its sole discretion in accordance with our cash short-term incentive program. The employment agreement will provide Mr. Dolan four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our pension, welfare and fringe benefit plans and receive perquisites that we generally make available to our other senior executive officers. We paid, or will pay, as applicable, Mr. Dolan’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Dolan is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Dolan with good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Dolan will receive, including those payments and benefits under our change of control plan if he incurs a termination in connection with a change of control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Dolan.

Mr. Dolan has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our employees and independent contractors.

Scott J. Pollei Employment Agreement

We entered into an employment agreement with Scott J. Pollei, effective as of April 1, 2007, pursuant to which Mr. Pollei will continue to serve as executive vice president and chief financial officer of Dolan Media Company. Mr. Pollei’s employment agreement has an initial term of two years. Beginning April 1, 2008, and on each day thereafter, the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Pollei or us. The agreement provides that Mr. Pollei will report to our chief executive officer and our board of directors.

Under the employment agreement, Mr. Pollei’s annual base salary was $255,000 for 2007. For each calendar year after 2007, Mr. Pollei’s base salary will be increased by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. The committee set his 2008 base salary at $264,000. In addition to his base salary, Mr. Pollei is eligible to receive an annual cash short-term incentive payment that will be based on performance goals set by the compensation committee as part of an annual cash short-term incentive program that is established in accordance with our incentive compensation plan. Each year, Mr. Pollei’s annual short-term incentive performance goals will be established by the compensation committee at its sole discretion in accordance with our cash short-term incentive program. The employment agreement provides Mr. Pollei four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our pension, welfare and fringe benefit plans and receive perquisites that we generally make available to our other senior executive officers. We have paid, or will pay, as applicable, Mr. Pollei’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Pollei is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Pollei with good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Pollei will receive, including those payments and benefits under our change of control plan if he incurs a termination in connection with a change of control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Pollei.

Mr. Pollei has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our employees and independent contractors.

Mark W. C. Stodder Employment Agreement

We entered into an employment agreement with Mark W.C. Stodder, effective as of April 1, 2007, pursuant to which Mr. Stodder will continue to serve as executive vice president, Business Information, of Dolan Media Company. Mr. Stodder’s employment agreement has an initial term of two years. Beginning April 1, 2008, and on each day thereafter, the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Stodder or us. The agreement provides that Mr. Stodder will report to our chief executive officer and our board of directors.

Under the employment agreement, Mr. Stodder’s annual base salary was $225,000 for 2007. For each calendar year after 2007, Mr. Stodder’s base salary will be increased by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. The committee set Mr. Stodder’s 2008 base salary at $232,800. In addition to his base salary, Mr. Stodder is eligible to receive an annual cash short-term incentive payment that will be based on performance goals set by the compensation committee as part of an annual cash short-term incentive program that is established in accordance with our incentive compensation plan. Each year, Mr. Stodder’s annual short-term incentive performance goals will be established by the compensation committee at its sole discretion in accordance with our cash short-term incentive program. The employment agreement provides Mr. Stodder four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our pension, welfare and fringe benefit plans and receive perquisites that we generally make available to our other senior executive officers. We have paid, or will pay, as applicable, Mr. Stodder’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Stodder is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Stodder with good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Stodder will receive, including those payments and benefits under our change of control plan if he incurs a termination in connection with a change of control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Stodder.

Mr. Stodder has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our employees and independent contractors.

David A. Trott Employment Agreement

APC, our majority-owned subsidiary, entered into an employment agreement with David A. Trott on March 14, 2006, pursuant to which Mr. Trott agreed to serve as president of APC and report to the president of Dolan Media Company. Mr. Trott’s employment agreement was for an initial two-year employment term, which expired on March 14, 2006, with an automatic one-year renewal, unless either party provides prior written notice of its or his intent not to renew the agreement to the other party at least sixty days prior to the end of the term. Under the terms of the employment agreement, Mr. Trott received an annual salary of $260,000 for his services during 2006 and 2007 and also is entitled to three weeks of paid vacation annually. Mr. Trott must devote no less than one-half of his full business time to APC. Mr. Trott is also entitled to participate in and receive such benefits under APC’s welfare benefit plans and its other general practices, policies and arrangements, including medical and hospitalization coverage, group term life insurance, disability insurance, accidental death insurance, retirement plans and fringe benefits, that APC makes generally available to its senior management employees. Mr. Trott’s employment agreement with APC automatically renewed for an additional one year term on March 14, 2008. In January 2008, the compensation committee approved a 3.5% increase in Mr. Trott’s base salary to $269,000 for year ended 2008.

Either party may terminate Mr. Trott’s employment at any time, with or without cause and with or without notice. If APC terminates Mr. Trott’s employment without cause, Mr. Trott is entitled to severance benefits. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Trott will receive upon a termination without cause and for a description of the definition of “cause” as that term relates to Mr. Trott.

Mr. Trott has agreed to restrictive covenants that will survive for three years following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with APC’s business, subject to certain limited exceptions, or solicit or interfere with APC’s or any of APC’s members’ relationships with APC’s or APC’s members’ employees and independent contractors. Mr. Trott also has agreed to maintain the confidentiality of APC’s proprietary information and assign any inventions to APC that he acquired or developed during his relationship with APC. Additionally, Mr. Trott has agreed not to divert any corporate opportunities from APC or Dolan Media Company during the term of his employment. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” for a further description of severance benefits Mr. Trott will receive.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information with respect to cash compensation and options to purchase shares of our common stock granted during the year ended December 31, 2007, to our named executive officers. See “Compensation Discussion and Analysis — Performance-Based Short-Term Cash Incentives” for a description of the material factors necessary to understand the information in the table below.

			Estimated Possible Payouts			All Other
			under Non-Equity Incentive			Option
			Plan Awards(2)			Awards:	Exercise
						Number of	or Base	Grant Date
		Committee				Securities	Price of	Fair Value
	Grant	Approval				Underlying	Option	of Option
Name	Date	Date(1)	Threshold	Target	Maximum	Options(3)	Awards	Awards

James P. Dolan	08/01/07	07/09/07	—	$277,800	$555,600	211,328	$14.50	$999,581
Scott J. Pollei	08/01/07	07/09/07	—	127,500	255,000	79,357	14.50	375,359
Mark W.C. Stodder	08/01/07	07/09/07	—	112,500	225,000	70,021	14.50	331,199
David A. Trott	08/01/07	07/09/07	—	—	—	80,913	14.50	382,718
Mark E. Baumbach	08/01/07	07/09/07	—	105,000	210,000	52,282	14.50	247,294

(1)	On July 9, 2007, our compensation committee approved grants of non-qualified stock options to purchase an aggregate of 493,901 shares of common stock to our named executive officers, having a grant date equal to the date on the prospectus for our initial public offering and having an exercise price equal to the initial public offering price.

(2)	These columns describe the range of cash payments that could have been made with respect to our 2007 short-term cash incentive program described under “Compensation Discussion and Analysis — Performance Based Short Term Cash Incentives.” You should also refer to the “Summary Compensation” table for specific information about the amounts paid to each named executive officer in 2008 as performance-based short-term cash incentives.

(3)	These options vest and become exercisable in four equal annual installments beginning on August 1, 2008. The number of options set forth in this column reflects a 9 for 1 stock split that occurred in connection with our initial public offering on August 1, 2007.

(4)	This column shows the full grant date fair value of stock options granted to the named executive officers in 2007. The amount was calculated utilizing the provisions of SFAS No. 123(R), Share-Based Payment. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Share Based Compensation Expense,” both included in our annual report on Form 10-K for our year ending December 31, 2007, that we filed with the SEC on March 28, 2008, for information regarding the assumptions used in the valuation of equity awards.

Outstanding Equity Awards at Year End 2007

The following table sets forth certain information with respect to all unexercised options to purchase shares of our common stock awarded to each of the named executives as of December 31, 2007. None of our named executive officers has any outstanding restricted stock or other stock awards as of December 31, 2007.

	Option Awards
	Number of	Number of	Equity Incentive
	Securities	Securities	Plan Awards:
	Underlying	Underlying	Number of Shares
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable	Unexercisable(3)	Unearned options	Price	Date

James P. Dolan(1)	—	211,328	—	$14.50	08/01/2014
Scott J. Pollei(1)	—	79,357	—	14.50	08/01/2014
Mark W.C. Stodder(1)	—	70,021	—	14.50	08/01/2014
David A. Trott(1)	—	80,913	—	14.50	08/01/2014
Mark E. Baumbach(1)	—	52,282	—	14.50	08/01/2014
(2)	2,250	2,250	—	2.22	10/11/2016

(1)	On August 1, 2007, we granted nonqualified stock options to each of the named executive officers in the amounts set forth opposite each named executive officer in the table above. The stock options vest and become exercisable in four equal installments on each of August 1, 2008, 2009, 2010 and 2011.

(2)	On October 11, 2006, we granted incentive stock options to purchase 4,500 underlying shares of common stock to Mr. Baumbach. These stock options vest and become exercisable in four equal installments on each of October 11, 2006, 2007, 2008 and 2009. At December 31, 2007, Mr. Baumbach was fully vested in 50% of these stock options and has the right to exercise them through October 11, 2016.

(3)	The amounts set forth in these columns reflect a 9 for 1 stock split which occurred in connection with our initial public offering on August 1, 2007.

Option Exercises and Stock Vested for 2007

None of our named executive officers exercised any options during the year ended December 31, 2007. None of our named executive officers hold shares of restricted stock or other stock awards.

Non-qualified Deferred Compensation for 2007

Our named executive officers did not earn any non-qualified deferred compensation benefits from us during the year ended December 31, 2007.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or supplemental retirement plans sponsored by us during the year ended December 31, 2007.

Potential Payments Upon Termination or Change in Control

As of December 31, 2007, we were party to certain agreements and had in place a change of control plan that would have required us to provide compensation to our named executive officers in the event that their employment with us was terminated or if we experienced a change in control. A description of these agreements follows below. A quantitative analysis of the amount of compensation payable to each of these named executive officers in each situation involving a termination of employment or change in control, assuming that each had occurred as of December 31, 2007, is listed in the tables below.

Severance Payments

James P. Dolan.  Under Mr. Dolan’s amended and restated employment agreement dated as of April 1, 2007, if Mr. Dolan’s employment was terminated by us without cause or by Mr. Dolan with good reason (as such terms are defined below), then in addition to his base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to Mr. Dolan for the preceding fiscal year, we would pay Mr. Dolan (1) for a period of twelve months from the date of termination severance pay equal to his base salary, (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year, and (3) medical and dental benefits for Mr. Dolan and his covered dependents for a period of eighteen months following his termination. If Mr. Dolan’s employment was terminated due to his death or disability or by us for cause, we would pay to Mr. Dolan (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year in the case of termination due to death or disability.

“Cause” is defined in Mr. Dolan’s employment agreement, to mean the occurrence of any of the following events: (1) a material breach by Mr. Dolan of his employment agreement that remains uncured for 30 days after he receives written notice of the breach; (2) Mr. Dolan continues to willfully and materially fail to perform his duties under his employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 30 days after delivery of a written demand for performance that specifically identifies the manner in which we believe Mr. Dolan has not performed his duties; (3) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business, or (4) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, criminal misconduct constituting a felony. Mr. Dolan’s employment agreement defines “good reason” as the following: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require Mr. Dolan to relocate, (2) we remove Mr. Dolan as our chief executive officer or substantially diminish his duties or responsibilities; (3) we materially breach any of our obligations under Mr. Dolan’s employment agreement, which breach remains uncured for 30 days after we receive written notice of the breach, or (4) a diminution in Mr. Dolan’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to Mr. Dolan, other than (a) an inadvertent and isolated act or omission that is promptly cured upon notice to us or (b) a diminution of benefits applicable to our other senior executive officers.

Scott Pollei and Mark Stodder.  Under each of Messrs. Pollei and Stodder’s employment agreements, if Mr. Pollei or Mr. Stodder’s employment was terminated by us without cause or by Mr. Pollei or Mr. Stodder with good reason (as such terms are defined below), then in addition to such officer’s base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to such officer for the preceding fiscal year, we would pay such officer (1) an amount equal to one year of such officer’s annual base salary, in effect at the time of the termination, and (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year. We would also provide such officer medical and dental benefits for such officer and his covered dependents for a period of eighteen months following his termination at the same terms and conditions as if he remained an active employee. If such officer’s employment was terminated due to his death or disability or by us for cause, we would pay to such officer (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year in the case of termination due to death or disability.

For Messrs Pollei and Stodder, “cause” and “good reason” have the meanings set forth in their employment agreements. “Cause” means the occurrence of any of the following events: (1) a material breach by the executive officer of his employment agreement that remains uncured for 10 days after he receives notice of the breach; (2) the executive officer continues to willfully and materially fail to perform his duties under his employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 10 days after delivery of a written demand for performance that specifically identifies the manner in which we believe the executive officer has not performed his duties; (3) the executive officer’s commission of theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) the executive officer’s commission of criminal misconduct constituting a felony. “Good reason” means: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require the executive officer to relocate, (2) any material diminution by us in the executive officer’s duties or responsibilities inconsistent with the terms of his employment agreement which remains uncured for 30 days after we receive notice; (3) we materially breach any of our obligations under the executive officer’s employment agreement, that remains uncured for 30 days after we receive notice of the breach, or (4) a diminution in the executive officer’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to the executive officer, other than: (a) an inadvertent and isolated act or omission that is promptly cured upon notice to us or (b) a diminution of benefits applicable to our other senior executive officers.

David A. Trott.  Under APC’s employment agreement with David A. Trott dated March 14, 2006, if APC terminates Mr. Trott’s employment without cause, then (1) if the termination occurs prior to March 14, 2008, APC must continue to pay Mr. Trott his salary for the remainder of the term, (2) APC must pay Mr. Trott a monthly severance amount of $21,666.67 for the twelve-month period beginning on the later of April 30, 2008 and the last day of the month following the termination date and (3) APC must provide medical insurance to Mr. Trott for the twelve-month period following the termination date.

Mr. Trott’s employment agreement defines “cause” to mean that: (1) Mr. Trott has committed an act of dishonesty against APC that results or is intended to result in his gain or personal enrichment or has, or is intended to have, a detrimental effect on the reputation of APC or APC’s business of providing non-legal foreclosure, bankruptcy and eviction processing and related services; (2) Mr. Trott has committed an act or acts of fraud, moral turpitude against APC or a felony; (3) any breach by Mr. Trott of any material provision of his employment agreement that, if curable, has not been cured by Mr. Trott within 10 days of notice of such breach from APC; (4) any intentional act or gross negligence by Mr. Trott (other than an act in good faith and with a reasonable belief that such act was in the best interests of APC) that has, or is intended to have, a detrimental effect on the reputation of APC or its business; or (5) Mr. Trott’s refusal, after notice thereof, to perform specific directives of the president of Dolan Media Company that are reasonable and consistent with the scope and nature of his duties and responsibilities that are set forth in his employment agreement.

Stock Option Rights upon Change of Control

As of December 31, 2007, Mark E. Baumbach, our vice president, technology, held 4,500 incentive options to purchase shares of our common stock with an exercise price of $2.22 per share. One-half of these options were vested as of December 31, 2007. As of December 31, 2007, our named executive officers, including Mr. Baumbach, held an aggregate of 493,901 nonqualified options to purchase shares of our common stock. None of these options were vested at December 31, 2007. Under our 2007 incentive compensation plan, the remaining one-half of Mr. Baumbach’s incentive options and all of the named executed officers’ nonqualified stock options would immediately vest and become exercisable upon a change of control.

The table below describes the pre-tax amount each named executive officer would receive assuming a change in control as of December 31, 2007, and that such named executive officer exercises and sells all of the underlying shares of our common stock issued upon exercise of any options that would become exercisable upon a change in control.

			Fair
			Market
			Value at		Amount
	Grant	Number of	December 31,	Exercise	Received
Name	Date	Options	2007(1)	Price	(before taxes)

James P. Dolan	08/01/07	211,328	$29.17	$14.50	$3,100,182
Scott J. Pollei	08/01/07	79,357	29.17	14.50	1,164,167
Mark W.C. Stodder	08/01/07	70,021	29.17	14.50	1,027,208
David Trott	08/01/07	80,913	29.17	14.50	1,186,994
Mark Baumbach	08/01/07	52,282	29.17	14.50	766,977
	10/11/06	2,250	29.17	2.22	60,638

(1)	The closing per share price for our common stock on December 31, 2007, as reported by the New York Stock Exchange.

No stock options held by any named executive officer would vest upon the termination of his employment for any reason. If any named executive officer incurs a termination of service due to his death, disability or retirement, the options may be exercised for a period of one year from the date of such termination to extent that the options were exercisable at the time of his termination. If, however, any of the named executive officer is terminated for cause, the options (whether or not vested) will be immediately cancelled and forfeited. For purposes of Mr. Baumbach, “cause” is defined in the plan to mean the occurrence of any one of the following: (1) any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty; (2) commission of a criminal activity, fraud or embezzlement; (3) any unauthorized disclosure or use of confidential information or trade secrets; or (4) any violation of any non-compete or non-disclosure agreement between an employee and us. For purposes of all other named executive officers, “cause” has the meaning set forth in each such named executive officer’s employment agreement. If a named executive officer incurs a termination of service either without cause or due to a reason other than his death, disability or retirement, the options may be exercised for a period of 60 days from the date of such termination to the extent that the options were exercisable at the time of his termination.

Change of Control Plan

We have adopted an Executive Change of Control Plan that provides each of our named executive officers, other than Mr. Trott, our vice president of finance and corporate secretary, Ms. Duncomb, and any other members of senior management the compensation committee adds to the plan in the future, with certain severance benefits in the case of a qualified change of control event. Under the change of control plan, an executive officer is entitled to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquiror without cause or by the employee for good reason 90 days prior to or within 12 months following a change in control (as defined below). In connection with such change of control termination, each of Messrs. Dolan, Pollei and Stodder will receive two times his base salary plus annual target short-term incentive amounts for the year in which the termination occurs, and Mr. Baumbach and Ms. Duncomb will receive one times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs. In addition, the terminated executive officer will receive 18 months of continuing health and dental coverage on the same terms as the executive officer received such benefits during employment, and will receive outplacement services for 12 months following termination. Under the terms of the change of control plan, if any payments or benefits to which an executive officer becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then he or she will be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, he or she will retain a net amount equal to the amount he or she would have been entitled to had the excise tax not been imposed upon the payment; provided, however, that if the total payments that the executive officer is entitled to receive from us do not exceed 110% of the greatest amount that could be paid to the executive officer without becoming an excess parachute payment, then no “gross-up” payment will be made by us, and the executive officer’s payments will be reduced to the greatest amount that could be paid without causing the payments to be “excess parachute payments.” Change in control is defined in the plan to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if our stockholders following such transaction no longer own more than 50% of the combined voting power of the surviving organization, (3) our complete liquidation or dissolution, or (4) a sale of substantially all of our assets.

Under the plan, for Mr. Baumbach and Ms. Duncomb, “cause” is defined as (1) the willful and continued failure to substantially perform the executive officer’s duties (other than due to illness or after notice to of termination by us without cause or by the executive officer for good reason) and such failure continues for 10 days after a demand for performance is delivered, or (2) the executive officer willfully engages in illegal or gross misconduct that injures our reputation. Also, under the plan, for Mr. Baumbach and Ms. Duncomb, “good reason” is defined as (1) the executive officer’s base salary and target short-term incentive opportunity is reduced immediately prior to a change of control, (2) a material or adverse change in the executive officer’s authority, duties, responsibilities, title or offices following a change of control or an adverse change, following a change of control, in the duties, responsibilities, authority or managerial level of the individual(s) to whom the executive officer reports, (3) we require the executive officer to be based more than 50 miles from the executive officer’s employment base prior to a change of control, or (4) our failure to require our successor to assume the change of control plan. The definitions of “cause” and “good reason” for Messrs. Dolan, Pollei and Stodder for purposes of the plan are the same as is contained in such executive officer’s employment agreement.

In addition, our employment agreements with Messrs. Dolan, Pollei, Stodder and Trott contain severance arrangements pursuant to which each such executive officer will receive severance benefits if, in the absence of a change in control, their employment with us is terminated by us without cause or if such executive officer terminates his employment with us for good reason. See “Executive Compensation — Employment Agreements” for further information regarding the terms of these employment agreements. In connection with becoming participants in the plan, Mr. Baumbach and Ms. Duncomb have entered restrictive covenant agreements with us pursuant to which, for one year following expiration or termination of their employment with us, they have agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our customers, employees and independent contractors.

Summary of Payments upon Termination or Change in Control

James P. Dolan.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for James P. Dolan, our president and chief executive officer, assuming such event occurred as of December 31, 2007.

		Not for Cause
		Termination or
	Normal	Resignation for		Death or		For Cause	Change in
Payment and Benefits	Retirement	Good Reason		Disability		Termination	Control

Base Salary	$—	$463,000		$—		$—	$926,000
Non-Equity Incentive Compensation Plan Payment	—	389,000	(1)	389,000	(1)	—	778,000	(1)
Stock Options	—	—		—		—	3,100,182	(2)
Outplacement Service	—	—		—		—	45,000
Medical and Dental Benefits	—	15,586	(3)	—		—	15,586	(3)
Section 280G gross up	—	—		—		—	617,528	(4)

Total	$—	$867,586		$389,000		$—	$5,482,296

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2007, which we paid to Mr. Dolan in the first quarter of 2008.

(2)	Assumes that Mr. Dolan has exercised and then sold all options that may be exercised upon a change of control at the closing share price on December 31, 2007.

(3)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2007.

(4)	This amount is an estimate of the payment we would be obligated to make to Mr. Dolan under the executive change of control plan in addition to those payments Mr. Dolan receives upon a change of control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Dolan’s total compensation for the years ending December 31, 2007 and 2006 as reported in the Summary Compensation Table earlier in this report. The base amount is used to determine whether any payments received by Mr. Dolan upon a change of control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that amounts received upon the immediate vesting, exercise and subsequent sale of his outstanding nonvested stock options, and payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change of control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the out placement service payment and any amounts paid on Mr. Dolan’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 7.85% for the Minnesota income tax rate.

Scott J. Pollei.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for Scott J. Pollei, our executive vice president and chief financial officer, assuming such event occurred as of December 31, 2007.

		Not for Cause
		Termination or
	Normal	Resignation for		Death or		For Cause	Change in
Payment and Benefits	Retirement	Good Reason		Disability		Termination	Control

Base Salary	$—	$255,000		$—		$—	$510,000
Non-Equity Incentive Compensation Plan Payment	—	179,000	(1)	179,000	(1)	—	358,000	(1)
Stock Options	—	—		—		—	1,164,167	(2)
Outplacement Service	—	—		—		—	45,000
Medical and Dental Benefits	—	14,675	(3)	—		—	14,675	(3)
Estimated Section 280G Gross Up	—	—		—		—	324,646	(4)

Total	$—	$448,675		$179,000		$—	$2,416,488

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2007, which we paid to Mr. Pollei in the first quarter of 2008.

(2)	Assumes that Mr. Pollei has exercised and then sold all options that may be exercised upon a change of control at the closing share price on December 31, 2007.

(3)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2007, reduced by Mr. Pollei’s premium contribution at the rate in effect on December 31, 2007.

(4)	This amount is an estimate of the payment we would be obligated to make to Mr. Pollei under the executive change of control plan in addition to those payments Mr. Pollei receives upon a change of control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Pollei’s total compensation for the years ending December 31, 2007 and 2006 as reported in the Summary Compensation Table earlier in this report. The base amount is used to determine whether any payments received by Mr. Pollei upon a change of control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that amounts received upon the immediate vesting, exercise and subsequent sale of his outstanding nonvested stock options, and payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change of control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the out placement service payment and any amounts paid on Mr. Pollei’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 7.85% for the Minnesota income tax rate.

Mark W. C. Stodder.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for Mark W. C. Stodder, our executive vice president — Business Information Division, assuming such event occurred as of December 31, 2007.

		Not for Cause
		Termination or
	Normal	Resignation for		Death or		For Cause	Change in
Payment and Benefits	Retirement	Good Reason		Disability		Termination	Control

Base Salary	$—	$225,000		$—		$—	$450,000
Non-Equity Incentive Compensation Plan Payment	—	158,000	(1)	158,000	(1)	—	316,000	(1)
Stock Options	—	—		—		—	1,027,208	(2)
Outplacement Service	—	—		—		—	45,000
Medical and Dental Benefits	—	22,664	(3)	—		—	22,664	(3)
Estimated Section 280G Gross-up	—	—		—		—	286,237	(4)

Total	$—	$405,664		$158,000		$—	$2,147,109

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2007, which we paid to Mr. Stodder in the first quarter of 2008.

(2)	Assumes that Mr. Stodder has exercised and then sold all options that may be exercised upon a change of control at the closing share price on December 31, 2007.

(3)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2007.

(4)	This amount is an estimate of the payment we would be obligated to make to Mr. Stodder under the executive change of control plan in addition to those payments Mr. Stodder receives upon a change of control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Stodder’s total compensation for the years ending December 31, 2007 and 2006 as reported in the Summary Compensation Table earlier in this report. The base amount is used to determine whether any payments received by Mr. Stodder upon a change of control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that amounts received upon the immediate vesting, exercise and subsequent sale of his outstanding nonvested stock options, and payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change of control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the out placement service payment and any amounts paid on Mr. Stodder’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 6.75% for the Wisconsin income tax rate.

David Trott.  The following table describes the potential payments upon termination of employment or in connection with a change in control for David A. Trott, president of APC, assuming such event occurred as of December 31, 2007.

					For Cause
					Termination
					or Resignation
	Normal	Not for Cause		Death or	for Good	Change in
Payment and Benefits	Retirement	Termination		Disability	Reason	Control

Base Salary	$—	$260,000	(1)	$—	$—	$—
Additional Severance Payments	—	260,000	(2)	—	—	—
Stock Options	—	—		—	—	1,186,994	(3)
Medical and Dental Benefits	—	13,184	(4)	—	—	—

Total	$—	$533,184		$—	$—	$1,186,994

(1)	If the termination date occurs prior to March 14, 2008, we will continue to pay Mr. Trott his annual base salary of $260,000 through March 14, 2008.

(2)	Twelve monthly payments of $21,666.67 commencing on the last day of the full calendar month following the later of March 14, 2008 or the termination date.

(3)	Assumes that Mr. Trott has exercised and then sold all options that may be exercised as a result of change of control at the closing share price on December 31, 2007.

(4)	Reflects 12 months of medical benefits at the premium amount in effect at December 31, 2007.

Mark E. Baumbach.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for Mark E. Baumbach, our vice president of technology, assuming such event occurred as of December 31, 2007.

	Normal		Termination of
	Retirement,		Employment
	Death or		for any		Change in
Payment and Benefits	Disability		reason		Control

Base Salary	$—		$—		$210,000
Non-Equity Incentive Compensation Plan Payment	—		—		119,000	(1)
Stock Options	33,008	(2)	33,008	(2)	827,615	(3)
Outplacement Service	—		—		45,000
Medical and Dental Benefits	—		—		22,664	(4)
Section 280G gross up	—		—		138,815	(5)

Total	$33,008		$33,008		$1,363,094

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2007, which we paid to Mr. Baumbach in the first quarter of 2008.

(2)	Assumes that Mr. Baumbach has exercised and then sold all options that were vested upon Mr. Baumbach’s retirement, disability or the termination of his employment, as the case may be, at the closing share price on December 31, 2007.

(3)	Assumes that Mr. Baumbach has exercised and then sold all options that may be exercised upon a change of control at the closing share price on December 31, 2007.

(4)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2007.

(5)	This amount is an estimate of the payment the Company would be obligated to make to Mr. Baumbach under the executive change of control plan in addition to those payments Mr. Baumbach receives upon a change of control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Baumbach’s total compensation for the years ending December 31, 2007 and 2006 as reported in the Summary Compensation Table earlier in this report. The base amount is used to determine whether any payments received by Mr. Baumbach upon a change of control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that amounts received upon the immediate vesting, exercise and subsequent sale of his outstanding nonvested stock options, and payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change of control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the out placement service payment and any amounts paid on Mr. Baumbach’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 7.85% for the Minnesota income tax rate.

Director Compensation

The following table provides information for year ended December 31, 2007, regarding all plan and non-plan compensation awarded to, earned by or paid to each of our directors.

	Fees Earned or			All Other
Name	Paid in Cash		Option Awards(7)	Compensation		Total

James P. Dolan(1)	—		—	—		—
Dean Bachmeier(2)	—		—	—		—
Pierre Bédard(3)	$2,742		—	—		$2,742
John C. Bergstrom	30,833		$6,320	$2,085	(8)	39,238
Cornelis J. Brakel	38,639	(5)	5,395	—		44,034
Edward Carroll	13,000		4,779	—		17,779
Anton J. Christianson	15,833	(6)	5,858	—		21,691
Peni Garber	13,000		4,779	—		17,779
Earl Macomber(4)	—		—	—		—
Jacques Massicotte	38,833		4,993	—		43,826
George Rossi	42,750		5,549	—		48,299
David Michael Winton	9,833		3,854	—		13,687

(1)	Mr. Dolan does not receive compensation for his service to us as a director. See “Summary Compensation Table” in this proxy statement for information about the compensation we paid to Mr. Dolan during the year ended December 31, 2007.

(2)	Mr. Bachmeier served as our director until his resignation on March 23, 2007.

(3)	Mr. Bédard served as our director until his resignation on March 23, 2007.

(4)	Mr. Macomber served as our director until his resignation on March 23, 2007.

(5)	The amount paid to Mr. Brakel from January 1, 2007, through July 31, 2007, reflects the conversion of amounts paid to Mr. Brakel in euros to U.S. dollars. The amount paid in euros was translated into U.S. dollars using the spot market rate of exchange on the applicable dates. All amounts we paid to Mr. Brakel after August 1, 2007, we paid in U.S. dollars. Mr. Brakel resigned as chair of the nominating and corporate governance committee on October 31, 2007. The amount paid reflects a committee chair retainer fee in the amount of $1,333 from August 1, 2007, through October 31, 2007.

(6)	The nominating and corporate governance committee appointed Mr. Christianson to serve as it chair upon the resignation of Mr. Brakel on October 31, 2007. The amount paid to Mr. Christianson reflects a committee chair retainer in the amount of $667 from November 1, 2007, through December 31, 2007.

(7)	In August 2007 in connection with our initial public offering, we granted to each non-employee director non-qualified options to purchase our common stock as follows, all of which are the only options held by such directors outstanding as of December 31, 2007:

Number of
Name	Options

John C. Bergstrom	12,759
Cornelis J. Brakel	10,892
Edward Carroll	9,647
Anton J. Christianson	11,826
Peni Garber	9,647
Jacques Massicotte	9,959
George Rossi	11,203
David Michael Winton	7,780

The options have an exercise price equal to $14.50 per share, which was our initial public offering price. The number of options we granted to each non-employee director has a target economic value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), that is 150% of the annual retainer and attendance fees we expect to make to these directors during their terms. These stock options vest in four equal annual installments beginning on August 1, 2008. All options granted to non-employee directors terminate seven years after the grant date.

We calculated the amounts in this column, which represents the compensation costs for financial reporting purposes for 2007, using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Share Based Compensation Expense,” both included in our Annual Report on Form 10-K filed for our year ended December 31, 2007, that we filed with the SEC on March 28, 2008, for information regarding the assumptions used in the valuation of equity awards. The per-option FAS No. 123(R) grant date fair value was $4.73 for these options.

(11)	We self-insure for medical insurance by withholding an amount from participants’ compensation to fund our medical insurance program. This column reflects amounts not withheld from Mr. Bergstrom’s compensation as a director that we withheld from participating employees in 2007 for medical and dental insurance.

Prior to August 1, 2007, we only paid director or committee membership fees to the following non-employee directors: Messrs. Bédard, Bergstrom, Brakel, Massicotte and Rossi. The amount of the fees we paid to these directors was based upon special arrangements we negotiated with each such director. Specifically, Mr. Bédard received $1,000 per month; Mr. Bergstrom received $2,000 per month; Mr. Brakel received €8000 per quarter, and Messrs. Rossi and Massicotte each received a retainer of $2,500 per quarter and a fee of $2,000 for each board and committee meeting attended. During this time, we did not pay director fees to any other non-employee director because those directors were employed by or the managing members of the stockholders who designated them to serve on our board pursuant to the amended and restated stockholders agreement dated as of September 1, 2004.

The table below describes the fees we paid to each non-employee director for his services as a director and for services on board committees from August 1, 2007, through December 31, 2007, and the fees we will pay non-employee directors for these services during the year ended December 31, 2008.

	Amount of Fee
Type of Fee	2007	2008

Annual Retainer (Board Services)(1)	$20,000	$20,800
In-Person Board Meetings	1,000	1,025
Telephone Board Meetings	500	525
Annual Retainer (Committee Services)(1)	4,000	4,100
Committee Chair Retainer(1)	4,000	4,100
In-Person Committee Meetings	500	525
Telephone Committee Meetings	250	250

(1)	We pay annual retainers for board, committee and committee chair services in equal quarterly installments. During the year ended 2007, the board, committee and committee chair retainer fees were pro-rated for the period August 1, 2007, through December 31, 2007.

In 2008 and for future years, we intend to grant to each non-employee director non-qualified stock options exercisable for shares of our common stock on the date of each regular annual stockholders meeting if such director is elected at such meeting to serve as a non-employee director or continues to serve as a non-employee director using a formula that provides for awards with an economic value, calculated consistent with SFAS No. 123(R), equal to a percentage of the expected cash payments to be made to such non-employee director in the form of the annual retainer and attendance fees, assuming the director attends all board meetings and the meetings of committees for which he is a member. We expect to make grants of stock options (1) to each continuing and re-elected director on the date of each annual stockholders meeting having a target economic value that is 100% of the expected cash payments and (2) to each newly elected director having a target economic value equal to 200% of the expected cash payments. All directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending board and board committee meetings and associated with board or board committee responsibilities.

On an annual basis, the compensation committee reviews the payments we make to directors for serving on our board and the board’s committees and recommends proposed changes to our board for approval. From time to time, the committee collects and reviews information about director compensation for comparably-sized public companies. In determining the board fees for 2007, the committee reviewed and considered information provided by Hewitt & Associates, a human resources consulting firm. For 2008, the committee recommended an increase to the director fees consistent with the committee’s approximation of the increase in the cost of living, or 3.5%

From time to time, the compensation committee may consider and propose special consulting arrangements or other fees for directors for our board’s approval. No director receives, or received in 2007, any payments or equity awards in compensation for his services as a director or on a committee other than as set forth above.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

John C. Bergstrom, Edward Carroll and Peni Garber served on the board of directors’ compensation committee for the year ended December 31, 2007. Other than those transactions described in “Related Party Transactions and Policies” earlier in this proxy statement as they relate to Messrs. Bergstrom and Carroll and Ms. Garber, no member of our compensation committee has any relationship requiring disclosure. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our compensation committee. See “Related Party Transactions and Policies” earlier in this proxy statement for a description of certain relationships and transactions between Messrs. Bergstrom and Carroll and Ms. Garber and us.

PRINCIPAL STOCKHOLDERS AND
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table describes information with respect to the beneficial ownership of our common stock as of March 17, 2008, by:

•	Each person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	Each of our directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

We have determined beneficial ownership according to SEC rules. In computing the percentage ownership of each person, we have included shares of common stock subject to options that person holds, to the extent such options are currently exercisable or may be exercisable within 60 days of March 17, 2008. These shares, however, were not included for purposes of computing the percentage ownership for any other person.

Unless otherwise indicated, the stockholders in this table have sole voting and investment power with respect to those shares set forth opposite that stockholder’s name. We have based our computation of the percentage ownership of our common stock on 25,085,410 shares outstanding on March 17, 2008. The address for each executive officer and director is c/o Dolan Media Company, 706 Second Avenue South, Suite 1200, Minneapolis, Minnesota 55402.

		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding

Beneficial Owners of More than 5%
Federated Investors, Inc.(1)
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779	1,815,700	7.2%

Fidelity Management and Research Company(2)
82 Devonshire Street
Boston, Massachusetts 02109	1,931,689	7.7%

TCS Capital GP, LLC(3)
888 Seventh Avenue, Suite 1504
New York, New York 10019	1,767,746	7.0%
Executive Officers and Directors
James P. Dolan(4)	1,506,083	6.0%
Scott J. Pollei(5)	202,874	*
Mark W.C. Stodder(6)	105,696	*
David Trott(7)	30	*
Mark E. Baumbach(8)	40,714	*
John C. Bergstrom(9)	55,919	*
Cornelis Brakel	45,000	*
Edward Carroll(10)	10,725	*
Anton J. Christianson(11)	346,643	1.4%
Peni Garber	—
Jacques Massicotte	10,000	*
George Rossi	10,000	*
David Michael Winton(12)	817,751	3.3%
Executive Officers and Directors as a group (14 persons)(13)	3,156,085	12.6%

*	less than 1% beneficial ownership

(1)	The information provided here is based upon a Schedule 13G filed on February 13, 2008. Federated Investors, Inc. is the parent holding company of FII Holdings, Inc, which, in turn, is the parent holding company of Federated Equity Management Company of Pennsylvania and Federal Global Investment Management Corp., which act as investment advisors to the registered investment companies and separate accounts that own these shares of our common stock. John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue are the trustees of the Voting Shares Irrevocable Trust, which holds all of the outstanding voting stock of Federated Investors, Inc. Each trustee has shared voting and investment power over the shares, and, therefore, may be deemed to be the beneficial owners of these shares. These trustees, the trust and Federated Investors disclaimed beneficial ownership of these shares in the Schedule 13G filed on February 13, 2008.

(2)	The information provided here is based upon a Schedule 13G filed on February 14, 2008. Fidelity Management and Research Company, or Fidelity, is the wholly-owned subsidiary of FMR, LLC that acts as investment adviser registered to various registered investment companies that own these shares of our common stock and, therefore, may be deemed the beneficial owner of these shares. Edward C. Johnson, III and FMR, LLC, through its control of Fidelity, each has the sole power to dispose of the shares. Mr. Johnson is the chairman of FMR, LLC and members of his family are the predominant owners, directly or through trusts, of Series B voting shares of FMR, LLC, representing 49% of the voting power of FMR, LLC. The Johnson family group and all other Series B shareholders of FMR, LLC have entered into a shareholders’ voting agreement under which all Series B shareholders will vote their shares according to the majority vote of all Series B shareholders. As a result of this shareholder’s agreement and their ownership of Series B voting shares, the Johnson family group may be deemed, under the Investment Company Act, to form a controlling group with respect to FMR, LLC.

Neither FMR, LLC nor Mr. Johnson has sole voting power to direct or vote the shares that Fidelity’s funds own. Each fund’s board of trustees has the power to vote the shares and Fidelity carries out the voting of the shares under written guidelines that the funds’ boards of trustees establish.

(3)	The information provided here is based upon a Schedule 13G filed on October 30, 2007 and a Schedule 13G/A filed on February 14, 2008. These shares consists of (a) 100,690 shares held by TCS Capital L.P., (b) 551,379 shares held by TCS Capital II, L.P.; and (c) 1,115,659 shares held by TCS Capital Investments, L.P. TCS Capital GP, LLC, as the general partner of each of TCS Capital, L.P., TCS Capital II, L.P. and TCS Capital Investments, L.P. Eric Semler as manager of TCS Capital, G.P., has sole voting and investment power with respect to these shares and, therefore, may be deemed to be the beneficial owner of these shares.

(4)	These shares include the following: (a) 170,781 shares that Mr. Dolan received as a pro-rata distribution from Chicosa Partners, LLC in March 2008, (b) 12,746 shares owned by Mr. Dolan’s spouse, including 1,907 shares she received as a pro-rata distribution from Chicosa Partners in March 2008, and (c) 4,761 shares owned by Chicosa Partners, LLC. Mr. Dolan is the managing member of Chicosa Partners, LLC and has sole voting and investment power with respect to such shares and may therefore, be deemed to be a beneficial owner of these shares. Mr. Dolan disclaims beneficial ownership of all shares his spouse owns. Mr. Dolan also disclaims beneficial ownership of the 4,761 shares owned by Chicosa, as he has no pecuniary interest in these shares.

These shares exclude the following: (a) 5,715 shares of common stock that Mr. Dolan’s sisters and father own (2,128, 2,587 and 1,000, respectively), including shares Mr. Dolan’s sisters received as a distribution from Chicosa Partners in March 2008, and (b) 290,036 shares of common stock that Media Power Limited Partnership owns. Mr. Dolan is a limited partner and a special limited partner in Media Power and has a 10.0% ownership interest.

(5)	These shares include the following: (a) 12,776 shares that Mr. Pollei received as a pro-rata distribution from Chicosa Partners, LLC in March 2008, (b) 6,678 shares that Mr. Pollei owns through an individual retirement account and (c) an aggregate 180,000 shares held in four separate trusts for Mr. Pollei’s children. Mr. Pollei is the trustee of each trust and has sole voting and investment power with respect to the shares held by each trust. Mr. Pollei disclaims beneficial ownership of the shares held in trust for his children.

These shares exclude 27,035 shares owned by Mr. Pollei’s brother and father (25,035 and 2,000, respectively).

(6)	These shares include the following: (a) 2,860 shares that Mr. Stodder received as a pro-rata distribution from Chicosa Partners, LLC and (b) an aggregate 500 shares owned by his spouse and minor daughter (250 and 250, respectively). Mr. Stodder disclaims beneficial ownership of those shares his spouse and minor daughter own.

These shares exclude 3,550 shares owned by Mr. Stodder’s two brothers and father (350, including 80 restricted shares, 600 and 3,000 shares, respectively).

(7)	These shares are owned by Mr. Trott’s spouse and he disclaims beneficial ownership of these shares. In addition, the shares reported exclude an aggregate of 382,500 shares held by three separate trusts for Mr. Trott’s children. Mr. Trott is not a trustee of these trusts and has no investment or voting power with respect to the shares owned by the trusts.

(8)	These shares include (a) 1,297 shares that Mr. Baumbach received as a pro-rata distribution from Chicosa Partners, LLC in March 2008 and (ii) incentive options to acquire 2,250 shares of our common stock which Mr. Baumbach may exercise during the 60-day period following March 17, 2008.

(9)	These shares include (a) 4,767 shares that Mr. Bergstrom received as a pro-rata distribution from Chicosa Partners, LLC in March 2008; and (b) 5,000 shares that Mr. Bergstrom owns through an individual retirement account.

These shares exclude 290,036 shares of common stock that Media Power Limited Partnership owns. Mr. Bergstrom is a special limited partner in Media Power and has a 2.07% ownership interest.

(10)	These shares consist of 10,725 shares received by BG Media Investors, L.L.C. as a pro-rata distribution from BG Media Investors, L.P. in February 2008. Mr. Carroll is a member of BG Media Investors, L.L.C. and has shared investment and voting power with respect to, and may be deemed to be the beneficial owner of, these shares. Mr. Carroll disclaims beneficial ownership of these shares, except to the extent of his ownership interest in BG Media Investors, L.L.C.

(11)	These shares consist of (a) 53,016, 2,600 and 991 shares received by Adam Smith Growth Partners LP, Cherry Tree Investments, Inc. and Mr. Christianson, respectively, as pro-rata distributions upon the liquidation of Cherry Tree Ventures IV Limited Partnership in November 2007, and (b) 290,036 shares that Media Power Limited Partnership owns. Mr. Christianson is the chairman of Adam Smith Companies LLC, a general partner of each of Media Power and Adam Smith Growth Partners L.P., and Cherry Tree Investments, Inc. Adam Smith Growth Partners, L.P. and Adam Smith Activist Fund, LLC, an affiliate of Cherry Tree Investments, Inc., are also limited partners in Media Power. Mr. Christianson has shared voting and investment power with respect to, and therefore may be deemed to be the beneficial owner of, the shares of common stock owned by Media Power, Adam Smith Growth Partners, L.P. and Cherry Tree Investments, Inc. Mr. Christianson disclaims beneficial ownership to the shares of our common stock owned by Media Power, Adam Smith Growth Partners, L.P. and Cherry Tree Investments, Inc., except the extent of his indirect ownership in those entities.

(12)	These shares consist of (i) 297,514 shares the David J. Winton Trust owns, and (ii) 520,537 shares Parsnip River Company, L.P. owns. Mr. Winton is the income beneficiary of the Winton trust and the managing general partner of Parsnip River Company, L.P. He has sole investment and voting power with respect to, and therefore may be deemed to be the beneficial owner of, the shares that the Winton trust and Parsnip River Company, L.P. own. Mr. Winton disclaims beneficial ownership of the shares Parsnip owns, except to the extent of his ownership interest in Parsnip River Company, L.P.

(13)	See Notes 4 through 12 above. These shares also include (i) incentive options to purchase 2,250 shares of common stock, which our vice president, finance may exercise during the 60-day period following March 17, 2008, and (ii) 100 shares owned by the minor son of our vice president, finance, beneficial ownership of which she disclaims.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership, and changes in their ownership, with the Securities and Exchange Commission. We are required to identify any person who fails to file these reports on a timely basis. On August 7, 2007, David Trott, president of our majority owned subsidiary, American Processing Company, LLC, inadvertently filed a late Form 4, describing 30 shares acquired by his spouse on August 2, 2007, the first day of trading in our common stock after our initial public offering. To our knowledge, all other filings were made on a timely basis during 2007. In making this statement, we have relied upon our examination of the Forms 3, 4 and 5 on file with the Securities Exchange Commission for each of our directors and executive officers and also those directors and executive officers’ written representations to us.

By order of the Board of Directors,

/s/  Vicki J. Duncomb
Vicki J. Duncomb
Corporate Secretary

April 7, 2008

DOLAN MEDIA COMPANY
THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR USE AT THE DOLAN MEDIA COMPANY
ANNUAL MEETING OF STOCKHOLDERS ON MONDAY, MAY 12, 2008.

     The stockholder(s) whose signature(s) is on the reverse side of this proxy revokes all other proxies and appoints James P. Dolan and Scott J. Pollei, or any or all of them, each with full power of substitution, as proxies, to vote all shares of common stock in Dolan Media Company which such stockholder(s) would be entitled to vote on the matters set forth on the reverse side of this proxy, including all matters which may properly come before the 2008 Annual Meeting of Stockholders or any adjournment or postponement of such meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF THIS PROXY IS EXECUTED, BUT NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE “FOR” THE NOMINEE FOR DIRECTOR AND “FOR” PROPOSAL 2.
     The board urges you to promptly vote this proxy card by Internet, telephone or mail as described on the reverse side regardless of whether you intend to attend the annual meeting in person so that we can establish a quorum and your shares can be voted according to your wishes. If you complete this proxy card and choose to attend the annual meeting in person, you can revoke this proxy and vote at the annual meeting.
(Continued, please mark your vote and sign the reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
ANNUAL MEETING OF STOCKHOLDERS
Monday, May 12, 2008
3:30 p.m., local time
Minneapolis Club
729 Second Avenue South
Minneapolis, Minnesota 55402

YOUR VOTE IS VERY IMPORTANT TO US. THANK YOU FOR TAKING TIME TO VOTE.	Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” the nominee:

		FOR	WITHHELD
1.	Election of Directors Nominees:	☐	☐

01 David Michael Winton

The Board of Directors recommends a vote “FOR” proposal 2.
		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of McGladrey & Pullen, LLP as Dolan Media Company’s independent registered public accounting firm for 2008.	☐	☐	☐

3.	To vote in their discretion upon other matters properly coming before the meeting or any adjournment or postponement therof.

	I plan to attend the annual meeting		☐

Signature	Signature	Date

NOTE:	Please sign your name exactly as it appears on your proxy. If you hold your shares in joint tenancy, all persons should sign. Trustees and administrators should include title and authority and corporations or other business entities should include the full name of the corporation or business entity and the title of the authorized officer signing this

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/dm		Telephone 1-866-540-5760

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.